UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by Party other than Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting Materials pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST ADVANTAGE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

Dear Stockholders:

I am very pleased to invite you to attend the 2008 annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, to be held in the Eagle Auditorium of our offices, located at 12395 First American Way, Poway, California 92064, on April 29, 2008 at 9:00 a.m. Pacific Time.

Details of the business to be conducted at the meeting are given in the attached notice of annual meeting and proxy statement.

We hope that you are able to attend the annual meeting. It is important that you vote your shares whether or not you are able to attend in person. We urge you to read the accompanying proxy statement and vote on the matters presented by filling in the appropriate boxes on the enclosed proxy card and returning it promptly. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card. You may also revoke a proxy at any time before it is exercised.

Thank you for your cooperation and your support and interest in First Advantage Corporation.

Anand Nallathambi

Chief Executive Officer and President

FIRST ADVANTAGE CORPORATION

12395 First American Way

Poway, California 92064

NOTICE OF ANNUAL MEETING

To be Held on April 29, 2008

The 2008 annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, will be held in the Eagle Auditorium of our offices, located at 12395 First American Way, Poway, California 92064, on April 29, 2008 at 9:00 a.m. Pacific Time, and at any adjournments thereof, for the following purposes:

1.	To elect our board of directors to serve until our 2009 annual meeting of stockholders, or such later time as their successors may be elected and are qualified; and

2.	To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 10, 2008 as the Record Date for determining the holders of our Class A and Class B common stock entitled to notice of the meeting, as well as for determining the holders of our Class A and Class B common stock entitled to vote at the meeting.

All stockholders are invited to attend the annual meeting in person. All stockholders also are respectfully urged to execute and return the enclosed proxy card as promptly as possible. Stockholders who execute a proxy card may nevertheless attend the annual meeting, revoke their proxy, and vote their shares in person. Please read the accompanying proxy statement and proxy card for information on the annual meeting and voting.

By Order Of The Board Of Directors

Julie A. Waters

Vice President, General Counsel

St. Petersburg, Florida

March 25, 2008

FIRST ADVANTAGE CORPORATION

12395 First American Way

Poway, California 92064

PROXY STATEMENT

for

Annual Meeting of Stockholders

April 29, 2008

The board of directors of First Advantage Corporation is soliciting proxies for use at the annual meeting of stockholders to be held in the Eagle Auditorium of our offices, located at 12395 First American Way, Poway, California 92064, on April 29, 2008 at 9:00 a.m., Pacific Time, and at any adjournments thereof. On or about March 27, 2008, we began sending the attached notice of annual meeting, this proxy statement, the enclosed proxy card, and our annual report for 2007 (which is not part of the proxy soliciting materials) to all holders of record of our Class A and Class B common stock entitled to receive such materials and vote.

Frequently Asked Questions About The Annual Meeting

Q:	What will be voted on at the annual meeting?

A:	The purpose of the annual meeting is to elect our directors for a one-year term and to transact any other business that may properly be presented.

Q:	Does First Advantage Corporation have a recommendation on voting?

A:	Yes. The board of directors recommends that you vote “FOR” the nominees for director set forth in the attached proxy card.

Q:	Who is entitled to vote at the meeting?

A:	Holders of record of our Class A common stock and our Class B common stock at the close of business on March 10, 2008 are eligible to vote at the annual meeting. On March 10, 2008, there were 11,524,745 shares of Class A common stock outstanding and 47,726,521 shares of Class B common stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares owned by you as of March 10, 2008. This includes all shares you hold directly as the record holder and all shares you hold indirectly as the beneficial owner.

Q:	How many votes will I have?

A:

Holders of our Class A common stock will have one vote for each share held of record on March 10, 2008. The holder of our Class B common stock will have ten votes for each share held of record on March 10, 2008. Cumulative voting is not permitted. The First American Corporation, along with its joint venture with Experian Information Solutions, Inc. owns 100% of our outstanding Class B common stock, and therefore controls approximately 97% of our voting power.

Q:	What is the difference between record ownership and beneficial ownership?

A:	Most stockholders own their shares through a stockbroker or other nominee rather than directly in their own names. There are some differences in how to vote, depending on how you hold your shares.

You are the record owner of shares if those shares are registered directly in your name with our transfer agent. The transfer agent for our Class A common stock is Wells Fargo Shareowner Services. We act as our own transfer agent for our Class B common stock. As the record holder of shares, you may vote such shares in person at the annual meeting or grant your voting proxy directly by completing the enclosed proxy card.

You are the beneficial owner of shares if you hold those shares in “street name” through a stockbroker, bank, trustee or other nominee, including shares held on your behalf in the First Advantage Corporation 401(k) Savings Plan. If you are a beneficial owner, these proxy materials are being sent to you through your

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stockbroker or other nominee together with a voting instruction card. In order to vote, you must complete the voting instruction card provided by your stockbroker or other nominee to direct the record holder how to vote your shares or obtain a valid proxy from the stockbroker or other nominee who is the record owner of your shares giving you authority to vote your shares in person at the meeting.

Q:	How do I vote?

A:	You can vote on matters that come before the meeting in two ways:

•	You can come to the annual meeting and vote in person; or

•	You can vote by filling out, signing and returning the proxy card or voting instruction card.

If you wish to vote at the annual meeting, and you are a beneficial owner of your shares, you must have a legal proxy in your favor executed by the stockbroker or other nominee who is the record owner.

Whether or not you plan to attend the annual meeting in person, please fill in and sign the enclosed proxy card or instruction card and return it promptly.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the annual meeting. There are three ways to revoke your proxy:

•	You may send in another proxy card with a later date;

•	You may notify Bret Jardine, Secretary of First Advantage Corporation, in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting.

Q:	What is the quorum requirement?

A:

A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares of Class A and Class B common stock on March 10, 2008 taken as a whole, present in person or represented by proxy at the beginning of the annual meeting, constitutes a quorum. If you have returned a properly signed proxy card, you will be considered present at the meeting and counted in determining the presence of a quorum.

Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees and to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not otherwise affect the voting.

Q:	How will my proxy be voted?

A:	Shares represented by a properly executed and returned proxy will be voted at the meeting in accordance with the directions noted on the proxy card. If you sign and return the proxy card but do not make specific choices, the proxy holders named in the proxy card will vote your shares “FOR” the election of all nominees for director recommended by the board and listed on the proxy card. Anand Nallathambi and Julie Waters, our chief executive officer and general counsel, respectively, have agreed to act as proxy holders. Any undirected shares that you hold in the First Advantage Corporation 401(k) Savings Plan will be voted in the same proportion as those shares that have been directed by other participants in the plan.

Q:	What is the voting requirement?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In the election of directors, the persons receiving the highest number of “FOR” votes will be elected.

Q:	Who counts the votes cast at the annual meeting?

A:	Lisa Steinbach, vice president and controller of our company, acting as the inspector of election, will tabulate votes at the annual meeting. The inspector of election’s duties include

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determining the number of shares represented at the meeting and entitled to vote, determining the qualification of voters, conducting and accepting the votes, and, when the voting is completed, ascertaining and reporting the number of shares voted, or abstaining from voting, for the election of directors.

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PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION OF DIRECTORS

Our charter documents require our entire board of directors to be elected annually. Our board has designated the persons listed below as candidates for election. Each is currently serving as a director. Unless otherwise specified in the proxy card, the proxies solicited by the board will be voted “FOR” the election of these candidates. In case any of these candidates becomes unavailable to stand for election to the board, an event that is not anticipated, the proxy holders will have full discretion and authority to vote or refrain from voting for any substitute nominee in accordance with their judgment.

The terms of directors elected at the annual meeting expire at the 2009 annual meeting or as soon thereafter as their successors are duly elected and qualified. The board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that seat. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Ten directors will be standing for election at the annual meeting. None of the nominees has a family relationship with the other nominees, any existing director or any executive officer of our company. Pursuant to the stockholders agreement dated as of December 13, 2002 among The First American Corporation, Pequot Private Equity Fund II, L.P. and us, The First American Corporation and each of its affiliates has agreed to vote its shares for one nominee designated by Pequot. However, Pequot has not designated a nominee to the board of directors.

The board recommends a vote “FOR” the election of each nominee listed below.

Parker Kennedy, Chairman and Director since 2003. Mr. Kennedy, 60, was president of our parent company, The First American Corporation, until 2004, where he served as executive vice president from 1986 to 1993, was appointed to its board of directors in 1987, and was named chairman and chief executive officer in 2003. Mr. Kennedy has been employed by The First American Corporation’s primary subsidiary, First American Title Insurance Company, since 1977. He was appointed vice president of that company in 1979, and in 1981 he joined its board of directors. During 1983, he was appointed executive vice president of First American Title Insurance Company, and in 1989 was appointed its president. He now serves as its chairman, a position to which he was appointed in 1999.

Anand Nallathambi, Director since 2007 and member of our acquisition committee. Mr. Nallathambi, 46, was appointed to serve as Chief Executive Officer of First Advantage in March 2007 and President of First Advantage in September 2005 following First Advantage’s acquisition of the Credit Information Group from The First American Corporation. Prior to joining First Advantage, Mr. Nallathambi served as president of First American’s Credit Information Group and as president of First American Appraisal Services from 1996 to 1998. Mr. Nallathambi also serves as a member of the board of Dorado, Inc., a privately held company, and the Consumer Data Industry Association, an international trade association. Mr. Nallathambi received a masters in business administration from California Lutheran University after obtaining a bachelor of arts degree in economics from Loyola University in Madras, India.

J. David Chatham, Director since 2003 and member of our audit committee. Mr. Chatham, 57, has been a director of The First American Corporation since 1989. Mr. Chatham currently serves as chairman of The First American Corporation’s audit committee and executive committee. Mr. Chatham has also been a member of the board of directors of First American Title Insurance Company since 1989. Since 1972, he has been president and chief executive officer of Chatham Holdings, Inc., a real estate development company.

Barry Connelly, Director since 2003 and member of our audit committee. Mr. Connelly, 67, serves on the board of directors of Collection House Limited, a company quoted on the Australian Exchange. In December 2002, he retired from the Consumer Data Industry Association after 33 years of service, including eight years as president. During his tenure with the Consumer Data Industry Association, he was a contributor in drafting the first Fair Credit Reporting Act in 1970 and its successor in 1997.

Jill Kanin-Lovers, Director since 2006 and member of our nominating and corporate governance committee and chairperson of our compensation committee. Ms. Kanin-Lovers, 56, was a senior vice president of human resources at Avon Products, Inc. from 1998 to 2004. Before joining Avon, she was vice president, global operations, HR at IBM. Prior to IBM, she was senior vice president, worldwide compensation and benefits, at American Express. Ms. Kanin-Lovers is a member of the board of directors of BearingPoint Inc., a global management and technology consulting firm where she chairs the compensation committee and serves on the nominating and corporate governance committee, Dot Foods, one of the nation’s largest food redistributors where she chairs the compensation committee, and Heidrick & Struggles, a leading global search firm, where she chairs the compensation committee and serves on the audit committee. Currently, she teaches “Corporate Governance and Business Ethics” for the Rutgers University Mini-MBA program and “Executive Compensation” for the Rutgers University Global Executive HR master’s program.

Frank V. McMahon, Director since April 2006 and chairperson of our acquisition committee. Mr. McMahon, 48, serves as vice chairman and chief financial officer of The First American Corporation since 2006. Previously, Mr. McMahon was a managing director of the Investment Banking Division of Lehman Brothers, Inc. and was responsible for managing their western region financial institutions group as well as their U.S. asset management sector from 1999 to 2006. Prior to that, Mr. McMahon was a Managing Director at Merrill Lynch.

Donald Nickelson, Director since 2003 and member of our compensation and acquisition committees and chairperson of our nominating and corporate governance committee. Mr. Nickelson, 75, serves as vice chairman and director of Harbour Group Industries, Inc., a leveraged buy-out firm. In addition, Mr. Nickelson serves as a director of Adolor Corporation, where he is a member of the compensation committee, audit committee and nominating and governance committee, and serves on the advisory board of Celtic Pharmaceutical Holdings, L.P., a global private equity firm focused on the biotechnology and pharmaceutical industries and based in Bermuda. Mr. Nickelson also holds directorship positions for several non-public companies, including Desiccare, Inc., where he serves as chairman of the board, and Del Industries. Prior to joining Harbour Group, he served as president of PaineWebber Group, an investment banking and brokerage firm, from 1988 to 1990. Mr. Nickelson also served as chairman of the Pacific Stock Exchange and director of the Chicago Board Options Exchange, Inc.

Donald Robert, Director since 2003 and member of our compensation committee. Mr. Robert, age 48, is currently chief executive officer and a director of Experian Group Limited, a global information technology business listed on the London Stock Exchange. Prior to his current appointment, Mr. Robert served as chief executive officer of Experian North America and chief operating officer and president of its Information Solutions business unit, beginning in April 2001. From 1995 to 2001, Mr. Robert was a group executive of The First American Corporation with responsibility for its Consumer Information and Services Group. From 1992 to 1995, Mr. Robert was president of Credco, Inc., now First Advantage Credco, the nation’s largest specialized credit reporting company and one of our wholly-owned subsidiaries.

D. Van Skilling, Director since 2005 and member of our audit committee. Mr. Skilling, 74, currently serves as President of Skilling Enterprises and is a member of the boards of directors of The First American Corporation, where he sits on the audit, executive and nominating and corporate governance committees; Onvia, where he serves on the nominating and governance committee and chairs the compensation committee; American Business Bank, where he is a member of the compensation committee, and Verascape. Mr. Skilling formerly served as the chairman and chief executive officer of Experian Information Solutions, Inc. (formerly TRW Information Systems Services), a position he was appointed to in 1996.

David Walker, Director since 2003 and member of our acquisition committee and chairperson of our audit committee. Mr. Walker, 54, is the Director of Programs of Accountancy and Social Responsibility and Corporate Reporting in the College of Business Administration at the University of South Florida in St. Petersburg, and is a consultant on corporate governance matters, both roles he has held since 2002. From 1975 through 2002, Mr. Walker was with Arthur Andersen LLP, serving as a partner in the firm from 1986 through 2002. Mr. Walker is also a member of the boards of directors of CommVault Systems, Inc. and Chicos FAS, Inc., where he chairs their respective audit committees and Technology Research Corporation, Inc. where he chairs its compensation committee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Composition of Board and Committees

Our board of directors oversees our business and affairs and monitors the performance of management. Management is responsible for the day-to-day operations of our company. As of the date of this proxy statement, our board has ten directors and the following committees: audit, nominating and corporate governance, compensation and acquisition. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees, except the nominating and corporate governance committee, is required to be comprised of three or more members of the board.

We held eight board meetings in 2007. Each director attended at least 75% of all board meetings and applicable committee meetings, except that Messrs. McMahon and Nickelson attended only one of the two meetings of the acquisition committee held in 2007. We strongly encourage our board of directors to attend our annual meeting of stockholders, and any member who misses three consecutive annual meetings will be removed. The following table lists membership of our board of directors and board committees:

Committees
Name of Director	Audit		Nominating and Corporate Governance		Compensation		Acquisition
Parker Kennedy
Anand Nallathambi							X
J. David Chatham	X
Barry Connelly	X		X
Jill Kanin-Lovers			X		X	*
Frank McMahon							X	*
Donald Nickelson			X	*	X		X
Donald Robert					X
D. Van Skilling	X
David Walker	X	*					X

X = Committee Member; X* = Committee Chair

Our board has determined that each of our directors is independent within the meaning of applicable NASDAQ Stock Market and Securities and Exchange Commission rules, except for Mr. Kennedy, who is chairman and chief executive officer of our parent company, The First American Corporation, Mr. Nallathambi, who is our chief executive officer and president, and Mr. McMahon, who is the vice chairman and chief financial officer of The First American Corporation. However, we are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because The First American Corporation controls more than 50% of our voting power. As such, we are relying on NASDAQ Marketplace Rule 4350(c)(5), which allows controlled companies to be exempt from rules requiring (a) the compensation and nominating committees to be composed solely of independent directors; (b) the compensation of the executive officers to be determined by a majority of the independent directors or by a compensation committee composed solely of independent directors; and

(c) director nominees to be selected or recommended for the board’s selection either by a majority of the independent directors or by a nominating committee composed solely of independent directors. In considering director independence, the board studied the shares of First Advantage common stock beneficially owned by each of the directors as set forth under “Security Ownership of Certain Beneficial Owners and Management,” although the board generally believes that stock ownership tends to further align a director’s interests with those of First Advantage’s other stockholders. As part of this review, the board considered the fact that Mr. Robert is the chief executive officer of Experian Group, a subsidiary which owns approximately 6.5% of our Class A common stock, and determined that this relationship does not interfere with the exercise of Mr. Robert’s independence from First Advantage and its management.

Audit Committee. Our board established the audit committee for the primary purposes of overseeing the financial reporting processes of our company and audits of our financial statements. Our board of directors has made an affirmative determination that each member of the audit committee (a) is an “independent director” as that term is defined by NASDAQ Marketplace Rules and (b) satisfies NASDAQ Marketplace Rules relating to financial literacy and experience. Our board of directors has further determined that Messrs. Chatham and Walker satisfy the criteria for being an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

The audit committee is solely responsible for selecting our independent registered certified public accounting firm (“independent public accountants”); approving in advance all audit services and related fees and terms; and approving in advance all non-audit services, if any, provided by our independent public accountants and related fees and terms. The audit committee also oversees our internal control system, evaluates the independence of our independent public accountants, oversees our internal audit function, reviews financial information in our quarterly reports, and oversees the audit performed by our independent public accountants. The committee reports any significant developments with respect to its duties to the full board. The audit committee met 11 times during 2007. Our board of directors has adopted a written audit committee charter (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716).

Compensation Committee. The compensation committee is responsible for recommending compensation arrangements for our executive officers; evaluating the performance of our chief executive officer; and administering our compensation plans. All members of the compensation committee are independent under the standards for independence established by the applicable NASDAQ Marketplace Rules. The compensation committee met 11 times during 2007. Our board of directors has adopted a written compensation committee charter (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716). The compensation committee establishes and reviews our overall compensation philosophy. The committee reviews the performance of our chief executive officer and has the sole authority to determine his compensation and reviews and approves the salary of our other executive officers. The committee reviews and recommends to the board for approval our incentive and equity compensation plans, oversees those who are responsible for administering those plans and approves all equity compensation plans that are not subject to stockholder approval. The compensation committee also has the authority to retain compensation consultants as it deems necessary and the sole authority to approve such consultant’s fees. When setting executive officer compensation, in the first quarter of each year, the Chief Executive Officer presents a report to the compensation committee containing his recommendation of the upcoming year’s salary, bonus and long-term incentive award levels for certain executive officers other than himself. The committee takes the Chief Executive Officer's report under advisement and meets with its own compensation consultant. To obtain objective compensation information, in 2007 the compensation committee engaged Mercer LLC as its compensation consultant. Mercer was engaged by the compensation committee, and the committee has the full authority to manage all aspects of Mercer’s engagement, including approving Mercer’s compensation on a monthly basis and the ability, in the compensation committee’s sole discretion, to terminate the engagement. Examples of projects assigned to the consultant included the evaluation of the composition of the peer group of companies used to evaluate appropriate compensation levels, evaluation of levels of executive compensation as compared to general market compensation data and the peer companies’ compensation data, and evaluation of proposed compensation programs or changes to existing programs.

The compensation committee believes that both management and the consultant provide useful information and points of view to assist the compensation committee in determining its own views on compensation. Although the compensation committee receives information and recommendations regarding the design of the compensation program and level of compensation for the executive officers from both the consultant and management, the compensation committee makes the final decisions as to the design and levels of compensation for these executives.

The compensation committee uses the chief executive officer’s report, together with reports that may be prepared by its consultant, to set executive officer salaries and bonuses for the upcoming year. Executive officers are not present during compensation committee or board of directors deliberations concerning their compensation. The chairman of the board is present when setting the chief executive officer's salary and bonus.

Compensation Committee Interlocks and Insider Participation. The members of the compensation committee for 2007 were Ms. Kanin-Lovers and Messrs. Nickelson and Robert. Lawrence Lenihan, a former director, served on the committee until April 26, 2007. No member of this committee was at any time during the 2007 fiscal year or at any other time an officer or employee of the company, and no member had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or our compensation committee during the 2007 fiscal year.

Nominating and Corporate Governance Committee. Our board of directors has established a nominating and corporate governance committee to (i) assist the board in identifying individuals qualified to become directors and recommending to the board for nomination candidates for election or reelection to the board or to fill board vacancies, develop and recommend to our board a set of corporate governance principles and (ii) lead the board in complying with those principles. All members of the nominating committee are independent under the standards for independence established by the applicable NASDAQ Marketplace Rules. The nominating and corporate governance committee met once during 2007.

The nominating and corporate governance committee acts under a written charter adopted by our board of directors (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or obtained by making a written request to Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716) specifying, among other things, the following minimum qualifications for candidates recommended for election to the board:

•	impeccable character and integrity;

•	the ability to communicate effectively with members of the board, management, auditors and outside advisors;

•	a willingness to act independently;

•	substantial experience in business, with educational institutions, governmental entities or non-profit organizations;

•	the ability to read and understand financial statements and financial analysis;

•	the ability to analyze complex business matters;

•	no criminal history or a background which could reasonably be expected to damage the reputation of our company;

•	does not currently serve as a director, officer or employee of, or a consultant to, a direct competitor of our company; and

•	does not cause our company to violate independence requirements under applicable law or the NASDAQ Marketplace Rules.

The committee also will consider, among other factors, whether an individual has any direct experience with our company or its subsidiaries (whether as a director, officer, employee, supplier or otherwise); the individual’s experience in the industry in which our company operates; the individual’s other obligations and time commitments; whether the individual is an employee of a company or institution having a board of directors on which a senior executive of our company serves; whether the individual has specific knowledge, skills or experience that may be of value to our company or a committee of the board; whether an individual has been recommended by a stockholder of our company, an independent member of the board, another member of the board, senior management of our company or a customer of our company; and the findings of any third parties that may be engaged to assist the committee in identifying directors.

The nominating and corporate governance committee regularly assesses the appropriate size of the board and whether any vacancies on the board are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the committee through current board members, professional search firms, stockholders or industry sources. In evaluating the candidate, the committee will consider factors other than the candidate’s qualifications, including the current composition of the board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the full board of directors, including unanimous approval by the independent directors.

As part of its role in developing and complying with corporate governance policies, the nominating and corporate governance committee advises the board and the various committees on effective management and leadership, reviews the governing documents of the company (including our certificate of incorporation, bylaws, corporate governance policies and guidelines and code of conduct), provides ongoing advice with respect to conflicts of interest that may arise, and evaluates the current and future governance needs and obligations of the company, our board and the committees in light of “best practices” developments.

Acquisition Committee. In December 2006, our board of directors formed an acquisition committee for the purpose of evaluating and approving potential acquisitions or dispositions of businesses. The powers of the acquisition committee were delegated to the committee by the full board of directors. The members of this committee are Messrs. Nallathambi, McMahon (chairperson), Nickelson and Walker. This committee met twice in 2007.

Procedure for Stockholder Nominations of Directors

Nominations for the election of directors may only be made by the board of directors in consultation with its nominating and corporate governance committee. A stockholder of record who has the power to vote ten percent or more of the outstanding capital stock of our company may recommend to the committee up to one candidate for consideration as a nominee in any 12-month period. The committee will consider a stockholder nominee only if a stockholder gives written notice to Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon

Parkway, St. Petersburg, Florida 33716 not later than the close of business on November 1 of the year immediately preceding the year of the annual meeting of stockholders at which the stockholder desires to have his or her candidate presented to the board. Each such notice must include the name, address and telephone number of the potential nominee; a detailed biography of the potential nominee; and evidence of stock ownership by the presenting stockholder, including the number of shares owned. Nominees properly proposed by eligible stockholders will be evaluated by the nominating and corporate governance committee in the same manner as nominees identified by the committee. To date, no stockholder or group of stockholders having the power to vote ten percent or more of our capital stock has put forth any director nominees.

Stockholder Communications

Our stockholders may communicate directly with the members of the board of directors or individual members by writing directly to it or them in care of Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716. Stockholders are required to provide appropriate evidence of their stock ownership with any communications. Communications received in writing are distributed to our board or to individual directors as appropriate depending on the facts and circumstances outlined in the communication received.

CORPORATE GOVERNANCE MATTERS

CODE OF CONDUCT

We have adopted a code of conduct that applies to our chief executive officer, chief financial officer, controller and all of our other officers, employees and directors (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or obtained by making a written request to Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716).

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

We effectively commenced operations on June 5, 2003 with our acquisition of The First American Corporation’s screening technology division and US SEARCH.com, Inc. As consideration for these acquisitions, we issued 100% of our outstanding Class B common stock to The First American Corporation and 100% of our Class A common stock to former stockholders of US SEARCH.com, Inc. Each share of our Class B common stock entitles the holder to ten votes in any meeting of stockholders. As a result, The First American Corporation received approximately 80% of the outstanding capital stock of our company and approximately 98% of the voting power in our company. Former stockholders of US SEARCH.com, Inc. received the remaining approximately 20% of our outstanding capital stock. Pequot Capital Management, Inc., formerly a stockholder of US SEARCH.com, Inc., received approximately 10% of our Class A common stock in the transaction. The First American Corporation and Pequot Capital Management, Inc. entered into a stockholders agreement concurrently with the acquisitions that grants Pequot Capital Management, Inc. certain registration rights and the right to sell shares of our Class A common stock at the same time The First American Corporation sells any of our shares under certain circumstances, and generally requires The First American Corporation to vote for one nominee for director designated by Pequot Capital Management, Inc.

We and The First American Corporation entered into a reimbursement agreement whereby we reimburse The First American Corporation for the actual expenses incurred by us in connection with the participation by certain of our employees in The First American Corporation’s supplemental benefit plan. In 2007, we reimbursed The First American Corporation $585,603 for actual and interest costs for Anand Nallathambi’s participation in the supplemental benefit plan.

On November 7, 2005, we entered into an operating agreement with a subsidiary of The First American Corporation that sets forth the terms under which, we along with The First American Corporation subsidiary, jointly own and operate LeadClick Holding Company, LLC. We have ownership of 70% of LeadClick Holding Company LLC, with the remaining 30% being owned by The First American Corporation subsidiary.

The First American Corporation provides certain legal, financial, technology, administrative and managerial support services to us pursuant to a service agreement that was entered into on January 1, 2004. Under the terms of the service agreement, human resources systems and payroll systems and support, network services and financial systems are provided at an annual cost of approximately $300,000. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs are provided at actual cost. The initial term of the agreement was for one year, with automatic self renewals every six months. The First American Corporation incurred approximately $0.3 million in service fees for the year ended December 31, 2007.

The First American Corporation and certain of its affiliates provided sales and marketing, legal, financial, technology, leased facilities, leased equipment and other administrative services to the Credit Information Group. As part of our acquisition of the Credit Information Group from The First American Corporation, we entered into an amended and restated services agreement with The First American Corporation on September 14, 2005. Under the terms of this agreement, human resources systems and payroll systems and support, network services and financial systems are provided by The First American Corporation at an annual cost of approximately $4.5 million. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs are provided at actual cost. The initial term of the agreement was for one year, with automatic self renewals every six months The amounts allocated to the Credit Information Group are based on management’s assumptions (primarily usage, time incurred and number of employees) as to the proportion of the services used by the Credit Information Group in relation to the actual costs incurred by The First American Corporation and its affiliates in providing the services. The Company incurred approximately $4.5 million in service fees for the year ended December 31, 2007.

We also entered into an agreement with The First American Corporation to lease the Credit Information Group’s office space in Poway, California. The lease is for an initial term of five years with a one-time option to renew the term for an additional five years. The rent payable under the lease is approximately $169,000 per month, and we are obligated to pay all costs and expenses related to the property, including operating expenses, maintenance and taxes, which were approximately $2.0 million for the year ended December 31, 2007.

Effective January 1, 2003, we and a subsidiary of The First American Corporation entered into an agreement whereby we will act as an agent in selling renters insurance. We receive a commission of 12% of the insurance premiums and 20% of the profits (as defined in the agreement) of the insurance premiums written. Commissions earned in 2007 were approximately $1.5 million.

We perform employment screening and hiring management services for The First American Corporation. Total revenue from The First American Corporation was approximately $3.0 million for the year ended December 31, 2007.

First American Real Estate Solutions, LLC (“FARES”), a joint venture between The First American Corporation and Experian Information Solutions, Inc. (“Experian”), owns 50% of a joint venture that provides mortgage credit reports and operations support to a nationwide mortgage lender. In accordance with the terms of the joint venture operating agreement, the mortgage and consumer credit reporting operation of FARES receives a merge fee per credit report issued and is reimbursed for certain operating costs. In connection with the acquisition of the Credit Information Group, FARES entered into an outsourcing agreement where we continue to provide these services to the nationwide mortgage lender. These earnings totaled $4.8 million for the year ended December 31, 2007. Total merge fees were $6.2 million for the year ended December 31, 2007. Total reimbursement for operating costs was $3.7 million for the year ended December 31, 2007.

We, through a subsidiary, perform tax consulting services for The First American Corporation pursuant to a training grants & incentives services agreement which was entered into in August 2007. We identify grants and tax credits, and match them with First American’s training curriculum and complete the necessary applications as a part of the service offering. Our fees for the training grant services are payable at twenty percent (20%) of the total amount of each approved training grant arranged by us for the benefit of The First American Corporation. As of date, there has been no significant revenue recognized under this agreement.

We, through a subsidiary, provide publicly available bankruptcy information to The First American Corporation pursuant to a data license and information services agreement dated December 27, 2007. The annual fee for these services is $75,000 ($6,250 per month).

We have a license agreement between First American Corelogic, Inc., a subsidiary of The First American Corporation, and our subsidiary First Advantage Credco, LLC that allows First Advantage Credco to resell First American Corelogic’s property, valuation models and document image products to First Advantage Credco’s end-user customers. This agreement was approved in March 2008.

We have a flood zone determination wholesale service provider agreement, dated March 1, 2008, between First American Hazard Certification LLC, a subsidiary of The First American Corporation and First Advantage Credco, LLC. Under the terms of this agreement, we are permitted to re-sell flood products provided by First American to First Advantage Credco’s end-user customers. All product costs and pricing are market-based.

We have a hiring management license and service agreement, dated January 11, 2008, between a subsidiary of ours, First Advantage Enterprise Screening, and First American. Under the terms of the agreement, we license hiring management solution software to First American and provide certain services and maintenance for the software. The fees for this agreement are an annual fee of $305,000 (invoiced quarterly) plus one-time implementation services of $126,700.

Experian owns approximately 6% of a combination of First Advantage’s Class A and Class B common shares and is considered a related party. The cost of credit reports purchased by us from Experian was $28.8 million for the year ended December 31, 2007. We sell background and lead generation services to Experian. Total revenue from these sales was $100,000 for the year ended December 31, 2007.

Related Party Transaction Approval Policy. It is our policy that the audit committee review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. If advance approval is not feasible, the audit committee must approve or ratify the transaction at the next scheduled meeting of the committee. Transactions required to be disclosed pursuant to Item 404 include any transaction between First Advantage and any officer, director or certain affiliates of First Advantage that has a value in excess of $120,000. In reviewing related party transactions, the audit committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to First Advantage, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to First Advantage. Our board of directors has adopted a written Statement of Policy With Respect to Related Party Transactions (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716).

EXECUTIVE OFFICERS

Our executive officers, in addition to Parker Kennedy and Anand Nallathambi are listed below:

Todd Mavis, 46, joined the company as executive vice president-operations on August 1, 2007. Prior to joining the company, Mr. Mavis served as president and chief executive officer of Danka Business Systems from April 2004 to March 2006, having joined Danka Business Systems in 2001. From 1997 to 2001, Mr. Mavis was executive vice president of Mitchell International, a leading information provider and software developer for insurance and related industries. From 1996 to 1997, Mr. Mavis was senior vice president—worldwide sales and marketing of Checkmate Electronics, Inc. Mr. Mavis holds a bachelor of arts degree in marketing and administration from the University of Oklahoma and a masters degree in business administration from San Diego State University.

John Lamson, 57, chief financial officer and executive vice president since 2003. Prior to joining the company, Mr. Lamson served as chief financial officer of First American Real Estate Information Services Inc., a wholly-owned subsidiary of The First American Corporation, a position he held from September 1997 to June 2003. Prior to that, Mr. Lamson served as chief financial officer of a financial institution and as a certified public accountant with Arthur Andersen Co. Mr. Lamson is a member of the American Institute of Certified Public Accountants and holds a bachelor of arts degree in business administration from the University of South Florida.

Akshaya Mehta, 48, executive vice president-corporate infrastructure since August 2007. From 2003 to August 2007, Mr. Mehta served the company as chief operating officer and executive vice president. Previously, Mr. Mehta served as executive vice president and chief operating officer of American Driving Records, Inc., a wholly-owned subsidiary of ours. Mr. Mehta has over 15 years of management experience and over 20 years of technology development expertise. Prior to joining American Driving Records, Inc. in 1999, Mr. Mehta served as division vice president of product development at Automatic Data Processing, Inc., vice president of development at Security Pacific Bank, and Deputy Head of Development at UBS London. Mr. Mehta earned a masters degree in computer science at the Imperial College of the University of London after obtaining a bachelor of science degree in physics and medical physics from the same university.

Julie Waters, 41, vice president and general counsel since 2004. Prior to joining the company, Ms. Waters was general counsel for USA Floral Products, Inc., formerly a publicly traded company listed on NASDAQ. Ms. Waters was previously employed as in-house counsel for Teco Corporation and Spalding Evenflo Corporation. Ms. Waters received her juris doctorate from George Washington University after receiving a bachelor of arts degree in English and Rhetoric Communications from the University of Virginia.

Evan Barnett, 60, president of our multifamily services segment since 2003. Previously, Mr. Barnett held senior management positions with Omni International Corporation and related entities, including positions as CFO and Executive Vice President. Prior to his tenure with Omni International, he was employed as a certified public accountant with Grant Thornton LLP. Mr. Barnett served as president of the National Association of Screening Agencies from 2000 to 2003. Mr. Barnett holds agent licensure for property and casualty insurance. He graduated from The American University with a bachelor of science degree in accounting and a master’s degree in business administration in financial management.

Bart Valdez, 45, president of our employment services segment since 2003. Mr. Valdez was named president of HireCheck, Inc. in October 2002 after joining HireCheck, Inc. in October 2000 as its chief operating officer. From August 2001 until October 2002, he also served as president of Substance Abuse Management, Inc. From June of 1998 until he joined HireCheck, Inc., Mr. Valdez served as vice president of business development and operations for Employee Information Services, Inc., HireCheck, Inc., Substance Abuse Management, Inc. and Employee Information Services, Inc. which are now part of our employment services segment. He received his bachelor of science degree from Colorado State University and his master’s degree in business administration from the University of Colorado.

Andrew Macdonald, 44, was appointed senior vice president of corporate development in September 2007 and continues to serve as president of First Advantage Litigation Consulting, LLC, part of our investigative and litigation support services segment, a position he has held since January 2006. Mr. Macdonald joined the company in 2002 through the HireCheck, Inc. acquisition of Employee Health Programs, Inc. where he served as president and chief financial officer. Following the acquisition, Mr. Macdonald served as president of First Advantage Occupational Health Services Corp. and then as vice president and corporate development officer for First Advantage. Mr. Macdonald received his bachelor of arts degree in business administration from Emory University.

Howard Tischler, 54, president of our dealer services segment, joined the company in September 2005 through the acquisition of the Credit Information Group from The First American Corporation. Mr. Tischler also oversees Teletrack, Inc., our specialty finance credit reporting company, and our interest in LeadClick Media, Inc. Prior to joining First Advantage, Mr. Tischler served as president of First American Credit Management Solutions, Inc. and served as chief executive officer and president of Credit Online until its merger with DealerTrack, Inc. in 2003. Since 2003, Mr. Tischler has served on the board of DealerTrack, which became a publicly traded company in December 2005. Mr. Tischler received his bachelor of science degree in mathematics from the University of Maryland and his masters of science degree in engineering and operations research from the George Washington University and serves on its Engineering Advisory Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 10, 2008, concerning (a) each person that is known to us to be the beneficial owner of more than 5% of First Advantage Corporation’s Class A common stock and Class B common stock; (b) each of our named executive officers; (c) each director; and (d) all of the directors and executive officers as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of March 10, 2008 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

	Class A Common		Class B Common
Name(1)	Number of Shares Beneficially Owned	Percent of Class(2)	Number of Shares Beneficially Owned	Percent of Class(2)
Holders of 5% or More
FADV Holdings LLC(3)(4) The First American Corporation First American Real Estate Information Services, Inc. First American Real Estate Solutions LLC 1 First American Way Santa Ana, California 92797	47,726,521	81.5%	47,726,521	100%
Pequot Capital Management, Inc.(5) 500 Nyala Farm Road Westport, Connecticut 06880	2,162,446	3.7%	0	*
Ronald J. Juvonen (6) c/o Downtown Associates 674 Unionville Road Suite 105 Kennett Square Pennsylvania 19348	674,621	1.1%	0	*
Experian Information Solutions, Inc.(4)(7) 475 Anton Boulevard 4th Floor Costa Mesa, California 92626	3,784,642	6.4%	0	*
Maverick Capital, Ltd.(8) 300 Crescent Court 18th Floor Dallas, Texas 75201	1,073,145	1.8%	0	*
Directors
Parker Kennedy(9)(21)	34,448	*	0	*
Anand Nallathambi(10)	296,390	0.5%	0	*
J. David Chatham(11)(12)	12,448	*	0	*
Barry Connelly(11)	10,948	*	0	*
Frank McMahon(19)(21)	3,451	*	0	*
Donald Nickelson(11)	10,948	*	0	*
Donald Robert(11)	15,948	*	0	*
Jill Kanin-Lovers(20)	2,616	*	0	*
D. Van Skilling(13)	10,116	*	0	*
David Walker(11)	13,948	*	0	*
Named Executive Officers Who Are Not Directors
John Lamson(14)	237,109	0.4%	0	*
Akshaya Mehta(15)	232,424	0.4%	0	*
Bart Valdez(16)	138,992	0.2%
Evan Barnett(17)	117,800	0.2%	0	*
Other Named Executive Officer in 2007
John Long(18)	760,725	0.2%
All Directors and Executive Officers as a group (19 persons)	1,329,686	1.9%	0	*

*	Represents holdings of less than one percent.

(1)	Unless otherwise indicated, the address for each of the persons set forth in the table is in care of First Advantage Corporation, 100 Carillon Parkway, St. Petersburg, Florida 33716, and attention: Bret Jardine, secretary.
(2)	Percentage ownership of each class is calculated based on 11,524,745 shares of Class A common stock and 47,726,521 shares of Class B common stock outstanding, in each case as of March 10, 2008, plus, in the case of percentage ownership of Class A common stock with respect to The First American Corporation, the number of Class A common shares The First American Corporation may acquire within 60 days of March 10, 2008 upon full conversion of the Class B common stock owned by it on such date into Class A common stock on a one-for-one basis.
(3)	The number of shares of Class A common stock reported includes 47,726,521 shares of Class A common stock that may be acquired upon full conversion of 47,726,521 shares of Class B common stock within 60 days of March 10, 2008.
(4)	As reported in Amendment No. 2 to Schedule 13D by The First American Corporation; FADV Holdings LLC, a Delaware limited liability company; First American Real Estate Solutions LLC, a California limited liability company; and First American Real Estate Information Services, Inc., a California corporation, filed jointly as a “group” within the meaning of Section13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), FADV Holdings LLC currently is the record owner of 47,726,521 shares of Class B common stock, which are convertible on a one-to-one basis into Class A common stock at the option of FADV Holdings LLC and upon the occurrence of certain events. Subject to FADV Holdings LLC’s operating agreement and the Omnibus Agreement (defined below) with Experian Information Solutions, Inc., an Ohio corporation, FADV Holdings LLC and The First American Corporation share voting and dispositive power with respect to 47,726,521 Class B shares because FADV Holdings LLC is the direct owner of such shares and The First American Corporation holds a controlling interest in FADV Holdings LLC (62.5917%); with First American Real Estate Solutions LLC and First American Real Estate Information Services, Inc., as holders of 36.2840% and 1.1243%, respectively, of the outstanding equity of FADV Holdings LLC. According to Amendment No 2 to Schedule 13D, pursuant to the terms of the Amended and Restated Omnibus Agreement (“Omnibus Agreement”) between The First American Corporation and Experian Information Solutions, Inc., and pursuant to the operating agreement of FADV Holdings LLC, The First American Corporation and Experian Information Solutions, Inc. have the right to cause FADV Holdings LLC to distribute shares of the Class B common stock to The First American Corporation, First American Real Estate Information Services, Inc. and Experian Information Solutions, Inc., resulting in 43,726,521 shares of Class A common stock being held by The First American Corporation; 536,585 shares of Class A common being held by First American Real Estate Information Services, Inc.; and 3,463,415 shares of Class A common stock being held by Experian Information Solutions, Inc., immediately following the distribution. The distribution of 3,463,415 shares of Class A common stock to Experian Information Solutions, Inc. is based upon Experian Information Solutions, Inc.’s pro rata portion membership interest in First American Real Estate Solutions, LLC (20%), as more fully described in footnote 7 below.
(5)	Consists of 2,105,130 shares of Class A common stock, warrants convertible into 41,462 shares of Class A common stock, and options to purchase up to 15,854 shares of Class A common stock exercisable within 60 days of March 10, 2008 held of record by Pequot Private Equity Fund II, L.P. Pequot Capital Management, Inc., the investment manager of Pequot Private Equity Fund II, L.P., holds voting and dispositive power of the shares held of record by Pequot Private Equity Fund II, L.P.
(6)

As reported in Amendment No. 1 to Schedule 13G dated February 13, 2008 filed with the Securities and Exchange Commission. Ronald J. Juvonen, managing member of Downtown Associates, L.L.C., general partner of Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P. (collectively referred to as the “Downtown Funds”) filed the Amendment No. 1 to Schedule 13G with the Securities and Exchange Commission on February 13, 2008 with respect to 674,621 shares. These shares are held by Downtown Associates I, L.P., Downtown Associates II, L.P. and Downtown Associates III, L.P. (collectively referred to as the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the “General Partner”). Ronald J. Juvonen, as the Managing Member of the General Partner, has sole power to vote and direct the disposition of all shares of the Class A Common Stock held by the Downtown Funds. For purposes of the reporting requirements of the Exchange Act, Mr. Juvonen is deemed to be the beneficial owner of such securities.
(7)	As reported in Amendment No. 1 to Schedule 13G dated February 14, 2006 filed with the Securities and Exchange Commission. Experian Information Solutions, Inc. filed Amendment No. 1 to Schedule 13G with the Securities and Exchange Commission on February 14, 2006 since it may deemed as part of a group with FADV Holdings LLC, The First American Corporation, First American Real Estate Information Solutions, Inc., and First American Real Estate Solutions as a result of Experian Information Solutions, Inc.’s 20% ownership interest in First American Real Estate Solutions. First American Real Estate Solutions owns a 36.2840% membership interest in FADV Holdings (with the other members being First American, which owns a 62.5917% membership interest, and First American Real Estate Information Solutions, Inc., which owns a 1.1243% membership interest). Experian Affiliate Acquisition, LLC, a Delaware limited liability company, in which Experian Information Solutions, Inc. is the sole member, owns beneficially 321,227 shares of Class A common stock and holds full voting and dispositive power of the shares held of record by it. Experian Information Solutions, Inc. does not have voting power or dispositive power over any of the shares owned by FADV Holdings, except that it may cause FADV Holdings, under certain circumstances, to distribute 17,317,073 shares of Class B stock to First American Real Estate Solutions, which would be required to distribute 20% to Experian Information Solutions, Inc. Such Class B common stock would convert automatically into 3,463,415 shares of Class A common stock. Following the distribution of the Class B common stock, it would convert into Class A common stock, resulting in Experian Information Solutions, Inc. owning approximately 6.5% of our Class A common stock. Experian Information Solutions, Inc. expressly disclaims the existence of a group with any or all of FADV Holdings, The First American Corporation, First American Real Estate Information Solutions, Inc. and First American Real Estate Solutions.
(8)	As reported in Amendment No. 1 to Schedule 13G dated February 14, 2008 filed with the Securities and Exchange Commission. Maverick Capital Management, LLC filed the Amendment No. 1 to Schedule 13G with the Securities and Exchange Commission on February 14, 2008 with respect to 1,073,145 shares. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the Shares which are the subject of this filing through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(9)	Includes options to purchase up to 10,002 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 946 Restricted Stock Units vesting within 60 days of March 10, 2008 held by Mr. Kennedy.
(10)	Includes options to purchase up to 183,466 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 261 shares that are held for the benefit of Mr. Nallathambi by the trustee of the First Advantage Corporation 401(k) Savings Plan.
(11)	Includes options to purchase up to 10,002 shares of Class A common stock exercisable within 60 days of March 10, 2008 held by Messrs. Chatham, Connelly, Nickelson, Robert and Walker and 946 Restricted Stock Units vesting within 60 of March 10, 2008. Each Restricted Stock Unit is equal to one share of Class A Common Stock upon vesting at which time the restriction ceases.
(12)	Includes 1,500 Class A common stock held by Mr. Chatham’s spouse.
(13)	Includes options to purchase up to 4,170 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 946 Restricted Stock Units vesting within 60 of March 10, 2008.
(14)	Includes options to purchase up to 201,680 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 4,219 shares that are held for the benefit of Mr. Lamson by the trustee of the First Advantage 401(k) Plan.
(15)	Includes options to purchase up to 210,000 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 692 shares that are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Plan.

(16)	Includes options to purchase up to 126,680 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 881 shares that are held for the benefit of Mr. Valdez by the trustee of the First Advantage 401(k) Plan.
(17)	Includes options to purchase up to 105,000 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 693 shares that are held for the benefit of Mr. Barnett by the trustee of the First Advantage 401(k) Plan.
(18)	Includes options to purchase up to 685,880 shares of Class A common stock exercisable within 60 days of March 10, 2008. As of March 2007, Mr. Long resigned and is no longer an officer.
(19)	Includes options to purchase up to 2,505 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 946 Restricted Stock Units vesting within 60 days of March 10, 2008. Each Restricted Stock Unit is equal to one share of Class A common stock upon vesting at which time the restriction ceases.
(20)	Includes options to purchase up to 1,670 shares of Class A common stock exercisable within 60 days of March 10, 2008 and 946 Restricted Stock Units vesting within 60 days of March 10, 2008. Each Restricted Stock Unit is equal to one share of Class A common stock upon vesting at which time the restriction ceases.
(21)	Messrs. Kennedy and McMahon have entered into agreements with First American requiring them to exercise these option awards and restricted stock awards at the direction of First American and to remit any after-tax benefits they receive as a result.

The following table sets forth as of March 10, 2008 the total number of common shares of The First American Corporation beneficially owned and the percentage of the outstanding shares so owned, based on 92,137,077 shares of The First American Corporation common stock outstanding on that date, by:

•	each director;

•	each named executive officer; and

•	all of the directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, those listed are the beneficial owners of the listed shares of The First American Corporation with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. The First American Corporation common shares subject to rights exercisable within 60 days of March 10, 2008 are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Name	Number of The First American Corporation Common Shares	Percent of Class
Directors
Parker Kennedy(1)(2)	3,507,371	3.8%
Anand Nallathambi(3)	92,465	*
J. David Chatham(4)	39,881	*
Barry Connelly	0	*
Frank McMahon(5)	155,416	*
Donald Nickelson	0	*
Donald Robert	732	*
Jill Kanin-Lovers	0	*
D. Van Skilling(6)	33,355	*
David Walker	0	*
Named Executive Officers Who Are Not Directors
John Lamson(7)	4,800	*
Akshaya Mehta(8)	8,617	*
Bart Valdez(9)	2,790	*
Evan Barnett(10)	7,402	*
Other Named Executive Officer in 2007

John Long	0	*
All Directors and Executive Officers as a group (19 persons)	3,862,571	4.1%

*	Represents holdings of less than one percent.
(1)	Of the shares credited to Parker S. Kennedy, chairman of the board and chief executive officer of First American, 14,470 shares are owned directly and 3,111,086 shares are held by Kennedy Enterprises, L.P., a California limited partnership of which Parker S. Kennedy is the sole general partner and D. P. Kennedy, Parker S. Kennedy’s father, is one of the limited partners. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of First American without the prior written consent of all of the limited partners. Of the shares held by the partnership, 462,885 are allocated to the capital accounts of Parker S. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are family members of the Kennedys. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Parker S. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.

(2)	Includes options to purchase up to 374,000 shares exercisable within 60 days of March 10, 2008, and 11,131 shares that are allocated to Mr. Kennedy’s employee stock ownership sub-account under the “ESOP” portion of First American’s 401(k) Savings Plan.
(3)	Includes options to purchase up to 81,000 shares exercisable within 60 days of March 10, 2008 and 4030 shares are held for the benefit of Mr. Nallathambi by the trustee of the First Advantage 401(k) Savings Plan.
(4)	Includes options to purchase up to 11,750 shares exercisable within 60 days of March 10, 2008.
(5)	Includes options to purchase up to 120,000 shares exercisable within 60 days of March 10, 2008 and 6932 Restricted Stock Units vested within 60 days of March 10, 2008.
(6)	Includes 2,365 shares held by a nonprofit corporation for which Mr. Skilling serves as a director and officer. In his capacity as an officer, Mr. Skilling has the power, acting alone, to direct the voting and disposition of the shares. Also includes 2,356 shares held in three trusts for which Mr. Skilling serves as the trustee. In this position, Mr. Skilling has the power to direct the voting and disposition of the shares. Includes options to purchase up to 18,500 shares exercisable within 60 days of March 10, 2008.
(7)	Includes 4,000 shares exercisable within 60 days of March 10, 2008.
(8)	Includes options to purchase up to 8,000 shares exercisable within 60 days of March 10, 2008 and 617 shares are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Savings Plan.
(9)	Includes 1,365 shares held for the benefit of Mr. Valdez by the trustee of the First Advantage 401(k) Savings Plan.
(10)	Includes 2 shares that are held for the benefit of Mr. Barnett by the trustee of the First Advantage 401(k) Savings Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview. This compensation discussion describes and analyzes our compensation practices for the following named executive officers:

•	Anand Nallathambi, chief executive officer and president

•	Akshaya Mehta, executive vice president–corporate infrastructure

•	John Lamson, chief financial officer and executive vice president

•	Evan Barnett, president of Multifamily Services Segment

•	Bart Valdez, president of Employer Services Segment

•	John Long, former chief executive officer

The principal elements of our executive compensation program are:

•	base salary

•	annual cash incentives

•

long-term equity incentives that can be in the form of stock options, restricted stock and restricted stock units, although restricted stock units are currently only being offered to certain members of management.

•	other supplemental benefits related to job and work assignments.

We attempt to position the aggregate of these elements at a level commensurate with our size and sustained performance and to base a significant portion of overall compensation on company and individual performance.

Objectives and Philosophy. The overall objectives of our executive compensation program are to:

•	Enable First Advantage to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives;

•	Provide compensation competitive with others in our industry;

•	Emphasize performance based compensation that may only be earned on the achievement of pre-defined business goals and superior individual performance;

•	Reward senior executives for achieving pre-defined business goals and objectives; and

•	Align the interests of our executives with stockholders.

In setting base salaries for each named executive officer during 2007, the compensation committee reviewed information about compensation levels for similar positions in companies comparable to First Advantage and his or her individual contribution. The compensation committee based the 2007 annual incentive award on performance relative to pre-established goals, including earnings per share targets, business unit pre-tax profit targets and certain enhancements to company operations each executive is responsible for. Restricted Stock Units, options and restricted stock were granted to provide the opportunity for long-term compensation based upon the performance of our Class A common stock over time and as a retention tool for key executive talent.

Compensation Process.

Compensation Committee. Executive officer compensation is administered by a three-member compensation committee of our board of directors. Ms. Kanin-Lovers and Messrs. Nickelson and Robert are the members of the compensation committee, with Ms. Kanin-Lovers serving as chairperson since April 2, 2007. Prior to April 2, 2007, Mr. Robert served as chairperson of the committee. Our board of directors appoints the compensation committee members and has delegated to the compensation committee the direct responsibility for, among other matters:

•	approving, in advance, the compensation and employment arrangements for our executive officers;

•	reviewing all compensation and benefit plans and programs in which our executive officers participate; and

•	reviewing and recommending changes to all our equity-based plans as appropriate, subject to stockholder approval as required.

Our board of directors has determined that each committee member is independent under the NASDAQ Marketplace Rules, the Securities and Exchange Commission rules and the relevant securities laws, and that each member is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee met 11 times in 2007.

Role of Compensation Experts. The compensation committee is authorized to engage compensation consultants and to obtain, at company expense, compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation the compensation committee considers appropriate. The compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in evaluating the compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. In 2007, the compensation committee engaged Mercer as its compensation consultant. Examples of projects assigned to the consultant include the evaluation of the composition of the peer group of companies, evaluation of levels of our executive compensation as compared to general market compensation and to First Advantage’s peer companies, and evaluation of proposed compensation programs or changes to existing programs. During 2007, the following peer companies were considered in determining compensation:

Acxiom Corporation	Efunds Corporation
Alliance Data Systems Corporation	Equifax Incorporated
Ceridian Corporation	Fair Isaac Corporation
Checkfree Corporation	infoUSA Incorporated
Choicepoint Incorporated	Talx Corporation
The D&B Corporation	Teletech Holdings Incorporated

At the direction of the compensation committee, Mercer conducted an analysis of market compensation levels for our executive officers during the latter part of 2007 to determine if additional or different peer companies should be considered. At the January 28, 2008 compensation committee meeting, the committee selected the peer companies to be considered in determining compensation for 2008. During the review of peer companies, the committee considered, among other criteria, the benefits of expanding the sample size of peer companies for purposes of evaluating compensation levels and accounted for peers that may have been acquired or were no longer deemed to be a peer group of First Advantage. Data sources for this review included publicly reported compensation information for the named executive officers of a group of 18 peer companies, as well as published compensation surveys conducted by major consulting firms. The peer companies included in this analysis were selected from among U.S.-based publicly held companies that are comparable to us in size and industry. This group of 18 peer companies includes:

Acxiom Corporation	Fidelity National Information Services
Alliance Data Systems Corporation	First Consulting Group, Inc.
CBIZ, Inc.	FTI Consulting Inc.
Choicepoint Incorporated	Global Payments, Inc.
The D&B Corporation	Infousa, Inc.
Experian	Intersections, Inc.
Equifax Incorporated	Paychex, Inc.
Fair Isaac Corporation	Teletech Holdings Incorporated
Viad Corporation	Total System Services, Inc.

Based on this analysis, the compensation committee targets total compensation levels (base salary, annual incentive opportunity and the estimated value of long-term incentive awards as of the date they are granted) for our executive officers generally at between the median and the 75th percentile of competitive market levels. The compensation committee considers this to be within the range of competitive market practice.

Role of Our Executive Officers in the Compensation Process. In the first quarter of each year, the chief executive officer presents a report to the compensation committee recommending the upcoming year’s salary, bonus for the prior year, and long-term incentive award levels for named executive officers as well as other executives, other than himself. The compensation committee uses this report and the reports of its consultant to determine executive officer compensation for the upcoming year. Executive officers are not present during compensation committee or board of directors deliberations concerning their compensation. The report by the chief executive officer includes a discussion of the quantitative and qualitative performance for the prior year as well as an assessment by the chief executive officer of the achievement of quantitative and qualitative goals and objectives.

Components of Compensation.

The components of our 2007 compensation program were structured to provide compensation competitive with comparable companies to reward the achievement of certain financial and business objectives and as a retention tool for key executive talent.

Base Salaries. Base salaries for our executive officers were set within ranges, targeted around the competitive norm for similar executive positions in similar companies. Individual salaries may be above or below the competitive norm based on the individual’s contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to our success. In this context, similar companies are defined as those that are comparable to us in size and scope, and in the nature of their businesses. Our executive officers do not have employment agreements. During 2007, salaries of our named executive officers were adjusted as follows. Mr. Nallathambi’s salary was increased from $525,000 to $575,000 in early 2007 in recognition of Mr. Nallathambi's performance in 2006. Mr. Nallathambi's salary was further increased to $625,000 in connection with his appointment as chief executive officer effective as of March 30, 2007 to reflect his promotion and to acknowledge the additional responsibilities he assumed at that time. Mr. Lamson’s salary was increased from $275,000 to $350,000 in recognition of his achievement of key objectives to effectively manage cash flow and control company expenses, to make Mr. Lamson’s base salary more commensurate with that of other chief financial officers for similarly sized companies and for his key role in working with the investment community on behalf of the company. Mr. Mehta’s salary increased from $310,000 to $336,000 as a result of his key role in strategic projects for the company, including his oversight of shared services, informational security, operational compliance, and other corporate infrastructure projects. Mr. Barnett’s salary was increased from $275,000 to $288,750 as a result of the achievement of significant performance milestones for his segment, including integration of operations within the Multi-Family Services Segment, expansion of renter’s insurance, and development of new products. Mr. Valdez’s salary increased from $275,000 to $285,000 due to his role in international expansion in Asia, integration of multiple platforms in the Employer Services Segment, and success in the implementation of cross-selling initiatives.

Annual Cash Incentive Awards. Our annual bonus plan awards were intended to: (i) compensate executive officers if strategic and financial performance targets are achieved and (ii) reward executive officers for performance in those activities that are most directly under their control and for which they are accountable. Corporate, business unit and individual performance goals under the annual incentive plan were linked to our annual business plan and budget. The total cash compensation (the sum of salary and bonus) for our executive officers was intended to be competitive with market practice for similar executive positions in similar companies when performance goals under the annual bonus plan are achieved.

In February 2007, the compensation committee adopted the senior executive annual incentive program for fiscal year 2007, which set the performance measurements to be used to determine whether certain senior executives, with the exception of Mr. Nallathambi, were eligible to receive a bonus for 2007. Mr. Nallathambi’s senior executive annual incentive program was adopted in March 2007 due to his promotion to chief executive officer on March 31, 2007. Cash incentive awards issued under the 2007 senior executive annual incentive program are subject to adjustment at the compensation committee’s discretion. In making such adjustments, the committee may take into account subjective factors outside the performance measurement goals set for each executive officer at the beginning of the year.

Bonuses granted under the 2007 senior executive annual incentive program were expressed as a percentage of base salary and were awarded based on achieving certain quantitative and qualitative performance goals. However, no bonuses can be paid under the 2007 senior executive annual incentive program if threshold quantitative goals related to corporate financial performance are not met.

Messrs. Lamson, Mehta, Barnett and Valdez were entitled to a cash bonus if First Advantage achieved earnings of at least $1.21 per share and additional cash payments if certain enhancements to company operations were achieved. No cash bonus would have been paid if the threshold corporate financial goal was not met. In particular, if at least 80% of the earnings per share goal was not obtained ($0.97 per share), no cash bonus would be paid. For Messrs. Barnett and Valdez, the pre-tax profits of their respective segments was part of their qualitative performance goals.

Mr. Nallathambi was entitled to a cash bonus if First Advantage achieved earnings per share of at least 80% of the earnings per share goal ($0.97 per share). The maximum percentage of his base salary available for a cash bonus was 125% if First Advantage achieved earnings of at least $1.21 per share. If earnings per share was at least 80% of the earnings per share goal ($0.97 per share), Mr. Nallathambi would be entitled to a cash bonus equal to 50% of his base salary. In addition to the cash bonus, Mr. Nallathambi was eligible for an equity bonus of 5,000 shares of restricted stock if First Advantage achieved earnings of at least $1.00 per share, 40,000 shares of restricted stock based if First Advantage achieved earnings of at least $1.21 per share and 55,000 shares of restricted stock if First Advantage achieved earnings of at least $1.30 per share. The equity award is subject to vesting over a period of four years from the date of the award. No cash bonus or equity bonus would have been awarded to Mr. Nallathambi if threshold quantitative goals related to corporate financial performance were not met.

The weight of each of the performance measurements and the percentage of goals achieved for each named executive officers is as follows:

Name	Quantitative Measurement Corporate Goals	Individual Qualitative Measurement	Maximum Percentage of Base Salary (Maximum Potential Bonus)	Percentage of Maximum Potential Bonus Awarded as a Bonus in 2007
Anand Nallathambi	100%	0%	125%	(1)125%
Akshaya Mehta	100%	25%	125%	98%
John Lamson	100%	25%	125%	125%
Evan Barnett	25%	100%	125%	103%
Bart Valdez	25%	100%	125%	84%

(1)	In addition to achieving 125% of the cash component of his bonus, Mr. Nallathambi was awarded 45,000 shares of restricted stock based upon earnings per share of $1.24 for fiscal year 2007. The restricted stock vests ratably over four years at 25% per year.

Long-Term Incentive Compensation. We currently administer our long-term incentive compensation through the First Advantage Corporation 2003 Incentive Compensation Plan. A total of 7.0 million shares of Class A common stock are available for issuance under the plan. The plan is administered by the compensation committee. At December 31, 2007, 4,614,560 shares of Class A common stock and 340,499 shares of restricted stock were outstanding under the plan. Options vest over three years at a rate of 33.4% for the first year and 33.3% for each of the two following years. Each option grant expires ten years after the grant date. Restricted stock vests over three years at a rate of 33.3% for the first two years and 33.4% for the last year. Restricted stock units vest over three years at a rate of 33.3% for the first two years and 33.4% for the last year.

The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders and to attract and retain key executive talent. Employees eligible for the long-term incentive program include those who are determined by the compensation committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position. Long-term incentive award values are intended to be competitive with market practice for similar executive positions in similar companies.

In 2005, we provided an opportunity for executive officers to elect to receive restricted stock units representing our stock in lieu of some or all of the executive officers’ annual bonus payments. To provide an incentive to acquire our shares through this program, and thereby align executive officers’ interests more closely with those of our stockholders, we provided a 33% match on these restricted stock unit purchases. These restricted stock units were subject to vesting requirements based on the executive’s continued employment. Eligibility for this program was determined by the compensation committee in its discretion. We may decide to offer this opportunity again in the future. Currently, this program is not being offered.

In 2006, the compensation committee adopted the Flexible Long-Term Incentive Plan. This plan was offered in 2006 and in 2007 and was administered under the 2003 Incentive Compensation Plan. The purpose of this plan was to ensure that First Advantage achieves its long-term goals and objectives. Participants in the program were identified at the beginning of each year. Participants were permitted to make an annual election of the form of awards from among (i) stock options (our current program), (ii) restricted stock (full-value shares of stock), (iii) restricted stock units (phantom units that the participant can convert to full-value shares at some future date of their choosing), or (iv) a combination thereof. All equity incentives granted under the plan have a 3-year graded time-based vesting schedule. Continued employment and satisfactory performance is required to meet the vesting requirements. Participants making an election can choose to receive stock options and restricted stock/units (l-value share/unit for every 3 stock options the participant elects not to receive). If participants do not make an election at a chosen date in February, the participant receives options as a default election.

In 2008, the compensation committee decided to discontinue the Flexible Long-Term Incentive Plan and to instead offer only restricted stock units to participants who are identified at the beginning of each year. Participation in the new long term incentive plan, which is administered under the 2003 Incentive Compensation Plan, may vary from year to year. The committee determined that awards of restricted stock units as opposed to other forms of equity grants provides for superior alignment of executives’ interests with our shareholders’ interest and simultaneously encourages employee stock ownership. Additionally, the committee believes that the use of restricted stock units is a valuable executive retention tool. All equity incentives granted under the plan have a 3-year graded time-based vesting schedule. Continued employment and satisfactory performance is required to meet the vesting requirements.

Participation in The First American Corporation’s Benefit Plans. The First American Corporation maintains a pension plan and a supplemental benefit plan. Employees of First Advantage and its subsidiaries who were participants in The First American Corporation’s defined benefit pension plan prior to First Advantage’s June 5, 2003 acquisition of The First American Corporation’s screening technology division, and who have become employees of First Advantage or its subsidiaries in connection with such acquisition generally are permitted to continue their participation in the pension plan, to the extent available to employees of First American. As of December 31, 2001, no new participants were permitted to participate in the defined benefit pension plan. Currently, only Messrs. Nallathambi and Lamson participate in this plan.

The First American Corporation maintains an executive supplemental benefit plan that provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. Under the plan, which was amended in 2007 upon retirement at normal retirement date (the later of age 62 or, completion of 10 years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 30% of “final average compensation.” “Final average compensation” is determined for those five calendar years of employment preceding retirement in which final average compensation is the highest. Final average compensation includes base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services.

The benefit is reduced by 5.952% for each year prior to age 62 in which retirement occurs.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been one of The First American Corporation’s employees, or an employee of one of its subsidiaries, for at least 10 years and, unless waived by its board of directors, covered by the plan for at least five years. A pre-retirement death benefit is provided consisting of 10 annual payments, each of which equals 50% of final average compensation. In the event of a “change in control” (as defined in the plan) of The First American Corporation, a participant who retires after the change in control shall receive the same benefits as if he or she were retiring upon the attainment of normal retirement date.

Currently, only Mr. Nallathambi, along with two other employees of First Advantage, participates in this plan.

Stock Ownership Requirements. We do not currently have any policy or guidelines that require a specified ownership of our common stock by our directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers. We do, however, encourage senior executives to build ownership commensurate with their level within the organization. In addition, the compensation committee, as part of its deliberations during the year, reviews stock ownership by our directors and officers. As of March 10, 2008, our executive officers as a group owned approximately 2% of our outstanding Class A common stock.

Stock Option Practices. We have awarded all stock options to purchase our Class A common stock to executive officers at the fair market value of our common stock at the grant date. Stock options are only issued four times per year on pre-established grant dates. These award dates occur after the release of our quarterly financial results. All awards are approved by the compensation committee. For 2008, it is the intent of compensation committee that only restricted stock units will be awarded to certain levels of management. To the extent restricted stock units are awarded in 2008, the issuance shall be only four times a year based on the identical pre-established grant dates established by the compensation committee for the issuance of options.

Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers where they are specifically related to job and work assignments. Our philosophy is to de-emphasize executive perquisites so we only provide certain executive officers with a reimbursement for dues of social organizations for the purpose of enhancing business opportunities and with automobile allowances related to job and work assignments.

Post-termination Compensation.

In 2007, none of our executive officers had change in control agreements. The First Advantage Corporation 2003 Incentive Compensation Plan calls for accelerated vesting of all awards in the event of a change in control of The First American Corporation or us. In addition, Mr. Nallathambi participates in the First American Corporation’s supplemental benefit plan, which calls for accelerated vesting of all benefits in the event of a change in control of The First American Corporation. On March 2, 2007, Mr. Long, our former chief executive officer, and First Advantage entered into a transition agreement in connection with his resignation. Under the terms of the transition agreement Mr. Long received a cash severance payment of $4.4 million that was paid in two equal installments between April 2007 and March 2008. In addition, Mr. Long received an acceleration of all of his unvested options, effective March 30, 2007. All of his previously vested options (including those with accelerated vesting) are exercisable until the earlier of exercise date under the respective option agreement with First Advantage or December 31, 2008. The transition agreement further provides for the accelerated vesting of two restricted stock awards, effective March 30, 2007. An additional restricted stock award made to Mr. Long in 2007 continues to vest during the term of the restrictive covenants set forth in the transition agreement. The restrictive covenants Mr. Long agreed to include certain noncompetition, nonsolicitation and nondisparagement obligations for a period of 24 months, ending March 2, 2009. Restricted stock units that were granted to Mr. Long in 2006 continue to vest according to the terms of First Advantage’s 2003 Incentive Compensation Plan. Mr. Long receives a consultant fee of $150,000 per annum, which expires in September 2009, and COBRA coverage continuation coverage for up to 18 months from the date of his resignation at costs equivalent to those applicable to active First Advantage employees.

Tax Implications of Executive Compensation. Our aggregate deductions for each named executive officer compensation are potentially limited by Section162(m) of the Internal Revenue Code of 1986, as amended, to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code. The compensation committee considers adoption of plans which can satisfy the requirements of Section 162(m); however, its overall compensation philosophy is not dictated by meeting such requirements.

Summary Compensation Table

The following table shows the compensation for each individual who served at any time during 2007 as our principal executive officer and our principal financial officer, and the other three most highly compensated executive officers who were serving as our executive officers at the fiscal year ended December 31, 2007 and whose total compensation (other than items disclosed under column (h) below) exceeded $100,000. We refer to each of the individuals named in the table below as “named executive officers”.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (2) (d)			Stock Awards ($) (3) (e)	Option Awards ($) (3) (f)	Non-Equity Incentive Plan Compensation ($) (1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (6) (i)	Total Compensation ($) (j)
Anand Nallathambi, Chief Executive Officer and President	2007 2006	$625,000 525,000		$	— —		$562,564 420,043	$1,176,159 815,527	$781,250 615,235	$(5) 314,630	$36,778 34,018	$3,166,875 2,724,453
Akshaya Mehta, Executive Vice President—Corporate Infrastructure	2007 2006	$336,000 310,000		$	— —		$423,031 242,052	$190,095 476,047	$328,734 346,812	$86,999 53,563	$17,550 17,400	$1,382,409 1,445,874
John Lamson, Chief Financial Officer and Executive Vice President	2007 2006	$350,000 275,000		$	— —		$348,158 179,658	$300,940 472,530	$437,500 326,562	$28,175 33,365	$21,965 23,376	$1,486,738 1,310,491
Evan Barnett, President of Multifamily Services Segment	2007 2006	$288,750 275,000		$	— 74,250	(2)	$286,212 162,648	$73,530 230,683	$295,969 160,704	$1,887 4,160	$16,350 16,200	$962,698 923,645
Bart Valdez, President of Employer Services Segment	2007	$285,000			$—		$132,058	$171,810	$238,616	$365	$16,350	$844,199
John Long(4), Former Chief Executive Officer	2007 2006	$251,731 600,000	(4)	$	— —		$2,399,748 397,279	$1,220,669 1,461,819	$0 703,125	$(5) 424,736	$3,004,294 32,345	$5,719,182 3,619,304

(1)	Annual bonus amounts for 2007 consisted entirely of cash for all named executive officers, except Mr. Nallathambi who also received 45,000 restricted stock, which vest ratably over a four-year period.
(2)	Reflects a portion of Mr. Barnett’s 2006 annual incentive plan award for which a specific performance metric was modified by the compensation committee to reflect business conditions occurring after the plan metrics were originally approved by the compensation committee. The actual payment was based on the performance level achieved and was calculated consistent with the terms of the annual incentive plan.

(3)	The dollar amounts recorded in the table for the stock awards and the option awards have been computed in accordance with Statement of Financial Accounting Standards No.123, (as revised in 2004) (“SFAS No.123R”). Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the named executive officer is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost these awards reported in the table, see Note 2, “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2007. These option awards are for First Advantage Corporation and First American Corporation.
(4)	Mr. Long resigned as Chief Executive Officer effective as of March 30, 2007. Mr. Long's salary for 2007 reflects a pro-rata portion of his $650,000 annual salary through his termination date of March 30, 2007, plus $82,500 of unused but accrued vacation pay.
(5)	For Mr. Nallathambi, this reflects an increase in the value of Mr. Nallathambi's accounts under The First American Corporation Pension Plan and The First American Corporation Deferred Compensation Plan aggregating $21,999, offset by a loss of $36,875 in the First American SERP. For Mr. Long, this reflects an increase in the value of Mr. Long's account under The First American Corporation Deferred Compensation Plan in the amount of $47,799, offset by a loss of $1,205,059 in The First American Corporation Pension Plan and The First American SERP.
(6)	The table below sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2007:

Name	Perquisites and other Personal Benefits(7)	Payments/Accruals on Termination Plans		Registrant Contributions to Defined Contribution Plans(8)	Insurance Premiums		Tax Reimbursements	Discounted Securities Purchases	Other		Total All Other
Anand Nallathambi, Chief Executive Officer and President	$29,377	—		$6,750	$651		—	—	—		$36,778
Akshaya Mehta, Executive Vice President—Corporate Infrastructure	$10,800	—		$6,750	—		—	—	—		$17,550
John Lamson, Chief Financial Officer and Executive Vice President	$14,289	—		$6,750	$926		—	—	—		$21,695
Evan Barnett, President of Multifamily Services Segment	$9,600	—		$6,750	—		—	—	—		$16,350
Bart Valdez, President of Employer Services Segment	$9,600	—		$6,750	—		—	—	—		$16,350
John Long, Former Chief Executive Officer	$4,521	$585,464	(9)	$0	$87,256	(10)	—	—	$2,327,053	(11)	$3,004,294

(7)	Reflects car allowances and club membership dues.
(8)	Represents First Advantage’s matching contribution in February 2008 to participants’ 2007 deferrals in the First Advantage 401(k) Savings Plan.
(9)	Reflects Mr. Long's distributions from the First American Corporation Deferred Compensation Plan for salary and/or bonus payments deferred during prior years.
(10)	Reflects medical and dental insurance premiums paid by First Advantage under Mr. Long's transition agreement of $80,358 plus $6,898 for annual premiums under The First American Corporation Deferred Compensation Plan for covered death benefits.
(11)	Represents a severance payment of $2,200,000 and $112,500 of consulting fees paid to Mr. Long per the terms of his transition agreement. Also, includes $14,553 of legal fees reimbursed to Mr. Long in conjunction with his resignation.

Grants of Plan-Based Awards

The following table provides information concerning equity-based compensation granted to the named executive officers during 2007 under any plan.

Name	Grant Date	Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anand Nallathambi, Chief Executive Officer and President	2/22/07	FADV 2003 Incentive Compensation Plan										100,000	(3)	$26.76	$2,676,000
	2/22/07	FADV 2003 Incentive Compensation Plan								36,160	(4)			$26.76	$967,642
	3/15/2007	FADV 2003 Incentive Compensation Plan				5,000	40,000	55,000	(2)
	3/30/07	FADV 2003 Incentive Compensation Plan										50,000	(5)	$23.97	$1,198,500
Akshaya Mehta, Executive Vice President—Corporate Infrastructure	2/22/07	FADV 2003 Incentive Compensation Plan								20,000	(3)			$26.76	$535,200
John Lamson, Chief Financial Officer and Executive Vice President	2/22/07	FADV 2003 Incentive Compensation Plan								20,000	(3)			$26.76	$535,200
Evan Barnett, President of Multifamily Services Segment	2/22/07	FADV 2003 Incentive Compensation Plan								13,333	(3)			$26.76	$356,791
Bart Valdez, President of Employer Services Segment	2/22/07	FADV 2003 Incentive Compensation Plan								13,333	(3)			$26.76	$356,791
John Long, Former Chief Executive Officer	2/22/07	FADV 2003 Incentive Compensation Plan								50,000	(3)			$26.76	$1,338,000
	2/22/07	FADV 2003 Incentive Compensation Plan								36,160	(4)			$26.76	$967,642

(1)	Each of the named officers participated in the 2007 senior executive annual incentive program. The annual cash incentive award earned by the named officer in 2007 under the plan is shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” No future awards will be made under the plan’s 2007 annual cash incentive award. The 2007 senior executive annual incentive program is described in greater detail in the section of the proxy statement captioned, “Compensation Discussion and Analysis—Components of Compensation—Annual Cash Incentive Awards.”
(2)	This award represents the annual bonus plan, as approved by the compensation committee, based on achieving certain earnings per share levels for 2007. In February 2008, the compensation committee determined Mr. Nallathambi earned 45,000 shares of restricted stock. These shares will vest in one-quarter increments over the next 4 years (2009, 2010, 2011 and 2012).
(3)

Reflects awards under the 2006 Flexible Long-Term Incentive Plan, which is a sub plan under the 2003 Incentive Compensation Plan. Select executives may elect to receive the full value of their award as stock option shares or one-third of the value of the award as either restricted shares or restricted stock units, or a combination of stock options, restricted shares and restricted stock units. The stock awards for Messrs. Nallathambi, Mehta, Lamson, Barnett and Valdez are restricted shares that vest in one-third increments over the next three years (2008, 2009 and 2010). The stock award for Mr. Long was also restricted shares that were scheduled to vest in one-third increments over the next three years, but the vesting schedule was accelerated upon his resignation in March 2007 to one-third of the shares vesting in March 2007 and remaining shares vesting in equal installments in March 2008 and 2009. The stock options for Mr. Nallathambi vest in one-third increments over the next three years (2008, 2009 and 2010) and will expire in February 2017.

(4)	These awards represent a portion of Messrs. Nallathambi's and Long's 2006 bonus plan. The compensation committee determined in February 2007 that Messrs. Nallathambi and Long each earned 36,160 shares based on attaining certain earnings per share levels. The threshold award under their 2006 plan was for 16,000 restricted shares and the target and maximum awards were for 40,000 shares. These restricted shares vest in one-quarter increments over the next 4 years (2008, 2009, 2010 and 2011). Upon Mr. Long's resignation in March 2007, the vesting on his 36,160 shares was fully accelerated.
(5)	Represents a special stock option grant by the compensation committee in recognition of Mr. Nallathambi's promotion to Chief Executive Officer. These stock options vest in one-third increments over the next 3 years (2008, 2009 and 2010) and will expire in March 2017.

Additional Information Relating to Our Summary Compensation and Grants of Plan-Based Awards Tables

We have no employment agreements with our named executive officers.

The compensation plans under which remuneration was paid and grants in the following table were made to our named executive officers are generally described in under “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End – First Advantage Corporation

The following table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2007 for each named executive officer.

	Option Awards					Stock Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Anand Nallathambi,	2005	133,400	66,600	$27.070	9/15/2015			—	—
Chief Executive Officer and President	2007		100,000	$26.760	2/22/2017
	2007		50,000	$23.970	3/30/2017
						57,981	$954,947
Akshaya Mehta,	2003	50,000		$21.625	6/4/2013			—	—
Executive Vice President – Corporate Infrastructure	2003	85,000		$18.400	12/22/2013
	2005	50,025	24,975	$19.490	2/22/2015
						39,223	$646,003
John Lamson,	2003	50,000		$21.625	6/4/2013			—	—
Chief Financial Officer and Executive Vice President	2003	50,000		$18.400	12/22/2013
	2005	50,025	24,975	$19.490	2/22/2015
	2006	13,360	26,640	$24.930	2/21/2016
						37,354	$615,220
Evan Barnett,	2003	50,000		$21.625	6/4/2013			—	—
President of Multifamily Services Segment	2003	25,000		$18.400	12/22/2013
	2005	20,010	9,990	$19.490	2/22/2015
						26,733	$440,293
Bart Valdez,	2003	50,000		$21.625	6/4/2013			—	—
President of Employer Services Segment	2003	25,000		$18.400	12/22/2013
	2005	16,675	8,325	$19.490	2/22/2015
	2006	13,360	26,640	$24.930	2/21/2016
						15,663	$257,970
John Long,	2003	267,500		$21.625	12/31/2008			—	—
Former Chief Executive Officer	2003	118,380		$18.400	12/31/2008
	2005	150,000		$19.490	12/31/2008
	2006	150,000		$24.930	12/31/2008
						46,275	$762,149

(1)	Based on the December 31, 2007 closing stock price of $16.47.

Outstanding Equity Awards at Fiscal Year-End – The First American Corporation

The following table provides information concerning unexercised options as of December 31, 2007 for each named executive officer under The First American Corporation’s 1996 Stock Option Plan, 1997 Director’s Stock Plan and 2006 Incentive Compensation Plan.

Option Awards
Name	Year of Option Grant	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)		Option Expiration Date
		Exercisable	Unexercisable
Anand Nallathambi, Chief Executive Officer and President(1)	2000	6,000			$14.00	2/24/2010
	2001	15,000			$19.20	12/13/2011
	2002	10,000			$19.10	7/23/2012
	2003	20,000	10,000		$22.85	2/27/2013
	2004		20,000		$30.56	2/26/2014
	2005		30,000		$36.55	2/28/2015

Akshaya Mehta, Executive Vice President—Corporate Infrastructure	2002	8,000			$18.89	1/24/2012
John Lamson, Chief Financial Officer and Executive Vice President(1)	2003 2003	1,000 1,000	1,000 1,000	$ $	26.35 26.35	3/12/2013 4/1/2013

Evan Barnett, President of Multifamily Services Segment		—	—
Bart Valdez, President of Employer Services Segment		—	—
John Long, Former Chief Executive Officer		—	—

(1)	On January 4, 2007, The First American Corporation announced that the special subcommittee of its Audit Committee completed its review of The First American Corporation’s historical stock option granting practices and related tax and accounting matters. In the course of its four month review, the special subcommittee conducted an extensive investigation and evaluated all option grants made under the company’s 1996 Stock Option Plan, 1997 Director’s Stock Plan and 2006 Incentive Compensation Plan. The special subcommittee determined that the company used incorrect measurement dates for financial reporting purposes with respect to a number of stock option grants made between 1996 and 2006 and improperly accounted for the mispriced options under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment”. The special subcommittee determined that these errors were the result of date selection methods, internal control deficiencies and the misapplication of technical accounting provisions. As a result of these findings:

•	Mr. Nallathambi’s options were re-priced from $10.75 to $14.00, from $18.08 to $19.20 and from $16.50 to $19.10;

•	Mr. Lamson’s options were re-priced from $21.89 to $26.35 and from $24.67 to $26.35.

Options Exercised and Stock Vested

The following table provides information concerning each exercise of stock options, SARs and similar instruments and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2007 for each of the named executive officers on an aggregate basis.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Nallathambi, Chief Executive Officer and President	50,000	$755,740	(1)	10,893	$289,526

Akshaya Mehta, Executive Vice President—Corporate Infrastructure	4,000	$116,846	(2)	11,554	$306,884

John Lamson, Chief Financial Officer and Executive Vice President	16,000	$490,361	(3)	3,910	$104,123

Evan Barnett, President of Multifamily Services Segment				7,667	$203,640

Bart Valdez, President of Employer Services Segment				1,163	$30,971

John Long, Former Chief Executive Officer	37,620	$379,460	(4)	64,557	$1,634,050

(1)	These stock options were awarded in February 2004 and February 2005 by The First American Corporation.
(2)	These stock options were awarded in January 2002 by The First American Corporation.
(3)	These stock options were awarded in February 2000, and March and April 2003 by The First American Corporation.
(4)	These stock options include 6,000 that were awarded in February and July 2002 by The First American Corporation.

The First American Corporation Benefit Plans

Certain of our employees are eligible to participate in the following benefit plans maintained by The First American Corporation for the benefit of certain officers and employees of The First American Corporation and its subsidiaries, including our and our subsidiaries’ officers and employees.

Pension Plan and Supplemental Benefit Plan

The following table provides information with respect to each plan that provides for payments or other benefits to the named executive officers following, or in connection with, retirement.

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Nallathambi,	The First American Corporation Pension Plan	13.00	(1)	$44,228
Chief Executive Officer and President	The First American Corporation Executive Supplemental Benefit Plan			$1,252,860

Akshaya Mehta,	—	—		—
Executive Vice President—Corporate Infrastructure

John Lamson,	The First American Corporation Pension Plan	8.25		$72,941
Chief Financial Officer and Executive Vice President

Evan Barnett,	The First American Corporation Pension Plan	7.25		$84,126
President of Multifamily Services Segment

Bart Valdez,	The First American Corporation Pension Plan	7.25		$9,103
President of Employer Services Segment

John Long,	The First American Corporation Pension Plan	16.58		$101,967
Former Chief Executive Officer	The First American Corporation Pension Restoration Plan	16.58		$70,211

(1)	Mr. Nallathambi's service was underreported last year at 11 years; this represents a correction.

Additional Information Relating to Our Pension Plan and Supplemental Benefit Plan Table

Pension Plan. Employees of First Advantage and its subsidiaries who were participants in The First American Corporation’s defined benefit pension plan prior to First Advantage’s June 5, 2003 acquisition of The First American Corporation’s screening technology division, and who have become employees of First Advantage or its subsidiaries in connection with such acquisition generally are permitted to continue their participation in the pension plan, to the extent available to employees of First American. As of December 31, 2001, no new participants were permitted to participate in the defined benefit pension plan.

In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1.5% of pay (i.e., salary, plus cash bonuses, commissions and other pay) to the plan. As a result of amendments to the pension plan that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate. As a result of further amendments, which were adopted in 2000, the pension plan will not accept new participants after December 31, 2001.

A participant generally vests in his accrued benefit attributable to The First American Corporation’s contributions upon the completion of three years of service or, if earlier, the attainment of normal retirement age while an employee. Normal retirement age is defined under the plan as the later of the employee’s attainment of age 65 or his third anniversary of participation in the plan.

Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity:

•

to 1% of the first $1,000 and 1.25% of remaining final average pay (i.e., the average of the monthly "pay," as defined above, during the five highest paid consecutive calendar years out of the last ten years prior to retirement) times the number of years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) as of December 31, 1994; and

•

to 3/4% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) subsequent to December 31, 1994.

•

Effective December 31, 2000, First American’s pension plan was amended to exclude from the calculation of benefits any pay earned after December 31, 2001, and any service earned after December 31, 2005.

•

Effective December 31, 2002, First American’s pension plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 – 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002. The pension plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

An employee with at least three years of participation in the plan may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits.

The First American Corporation funds the plan based on actuarial determinations of the amount required to provide the stated benefits. The benefits are not subject to deduction for Social Security payments or any other offsets. Currently, Messrs. Nallathambi, Lamson, Barnett and Valdez have 13.00, 8.25, 7.25 and 7.25 years, respectively, of credited service. At his resignation, Mr. Long had 16.58 years of credited service.

The compensation levels shown in the table are less than those set forth in the summary compensation table because the federal tax law limits the maximum amount of pay that may be considered in determining benefits under the tax-qualified pension plan, and The First American Corporation’s pension restoration plan, which is described below, does not make up for these limits for pay exceeding $275,000. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the pension plan before 1994 is $219,224, and since First American’s pension plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

During 1996, The First American Corporation adopted its pension restoration plan. This plan is an unfunded, nonqualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit. However, in order to limit its expense, the pension restoration plan does not make up for benefit accruals on compensation exceeding $275,000. The pension restoration plan also makes up for benefits that cannot be paid from The First American Corporation’s pension plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under The First American Corporation’s pension restoration plan occurs at the same time that vesting occurs for that employee in his or her pension plan benefits. The pension restoration plan is effective as of January 1, 1994, but only covers selected pension plan participants who were employees of The First American Corporation or its participating subsidiaries on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the pension plan was reduced from $235,840 to $150,000. The pension restoration plan excludes pay earned after December 31, 2001, as does the pension plan. The pension restoration plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Supplemental Benefit Plan. The First American Corporation maintains an executive supplemental benefit plan that it believes assists in attracting and retaining highly qualified individuals for upper management positions. The plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel selected by The First American Corporation’s board of directors, and may include our executives or executives of our subsidiaries at and to the extent selected by The First American Corporation’s board of directors. Under the plan, which was amended in 2007 upon retirement at normal retirement date (the later of age 62 or, completion of ten years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 30% of “final average compensation.” “Final average compensation” is the average annual compensation, composed of base salary, plus cash and stock bonuses, for those five calendar years of employment preceding retirement in which such compensation is the highest.

The benefit is reduced by 5.952% for each year prior to age 62 in which retirement occurs.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of The First American Corporation, or an employee of one of its subsidiaries (including our subsidiaries and us), for at least ten years and, unless waived by The First American Corporation’s board of directors, covered by the plan for at least five years. A pre-retirement death benefit is provided consisting of ten annual payments, each of which equals 50% of final average compensation. Vesting of rights under the plan is accelerated in the event of a change in control (as defined in the plan) of The First American Corporation.

The supplemental benefit plan is unfunded and unsecured. The First American Corporation purchases insurance, of which The First American Corporation is the owner and beneficiary, on the lives of the participants in the plan. This insurance is designed to recover, over the life of the plan, The First American Corporation’s costs incurred with respect to the plan. Currently, only Mr. Nallathambi and two additional employees have been selected by The First American Corporation board to participate in the plan. Prior to his resignation, Mr. Long also participated in the plan. No amounts are payable by us in connection with this plan, other than the reimbursable expenses for administration of the plan.

On October 11, 2005, the company and The First American Corporation entered into a reimbursement agreement, which requires the company to reimburse The First American Corporation for the actual costs associated with the participation of our executives or our subsidiaries’ executives in the supplemental benefit plan. In 2007, we reimbursed The First American Corporation $585,603 for actual and interest costs for Mr. Nallathambi’s participation in the supplemental benefit plan.

Nonqualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each named executive officer.

Name	Executive Contribution in Last Fiscal Year ($)	Registrant Contribution in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-end ($)
Anand Nallathambi, Chief Executive Officer and President	$62,789	$0	$21,757	$0	$385,342

Akshaya Mehta, Executive Vice President—Corporate Infrastructure	$445,971	$0	$86,999	$0	$1,336,107

John Lamson, Chief Financial Officer and Executive Vice President	$38,000	$0	$27,627	$0	$296,196

Evan Barnett, President of Multifamily Services Segment	$0	$0	$0	$0	$0

Bart Valdez, President of Employer Services Segment	$0	$0	$0	$0	$0

John Long, Former Chief Executive Officer	$42,368	$0	$47,799	$585,464	$0

Additional Information Relating to Our Nonqualified Deferred Compensation Plan Table

Deferred Compensation Plan. The First American Corporation’s deferred compensation plan offers to a select group of management and highly compensated employees of The First American Corporation and its subsidiaries, including our subsidiaries and us, the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by The First American Corporation’s board is responsible for administering the plan, which became effective January 1, 1998. The First American Corporation maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect to schedule in-service withdrawals of deferred compensation and the earnings and losses attributable thereto. For all participants who joined the plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in a participant’s first year of participation or $2.0 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001, are not eligible for any life insurance benefit. The First American Corporation pays a portion of the cost of such life insurance benefits. Messrs. Lamson, Mehta and Nallathambi participate in this plan. Prior to his resignation, Mr. Long also participated in this plan. The plan is unfunded and unsecured.

Potential Payments Upon Termination or Change in Control

Name	Benefit	Termination with Cause or for Good Reason	Termination without Cause or Good Reason	Voluntary Termination	Death	Disability	Change in Control	Retirement
Anand Nallathambi,	Stock Options (1):	$0	$720,120	$720,120	$904,020	$904,020	$904,020	$—
Chief Executive Officer and President	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$954,947	$802,369	$954,947	$—
	Pension Plan (2):	$44,228	$44,228	$44,228	$28,409	$44,228	$44,228	$—
	Supplemental Benefit Plan (2):	$0	$0	$0	$5,496,722	$1,904,350	$6,183,644	$—
	Deferred Compensation Plan (2):	$385,342	$385,342	$385,342	$675,982	$385,342	$385,342	$—
	Paid Time-Off (2):	$69,357	$69,357	$69,357	$69,357	$69,357	$69,357	$—
	Total Value:	$498,927	$1,219,047	$1,219,047	$8,129,437	$4,109,666	$8,541,538	$0

Akshaya Mehta,	Stock Options (1):	$0	$121,840	$121,840	$121,840	$121,840	$121,840	$—
Executive Vice President—Corporate Infrastructure	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$646,003	$32,495	$646,003	$—
	Pension Plan (2):	$—	$—	$—	$—	$—	$—	$—
	Supplemental Benefit Plan (2):	$—	$—	$—	$—	$—	$—	$—
	Deferred Compensation Plan (2):	$1,336,107	$1,336,107	$1,336,107	$1,336,107	$1,336,107	$1,336,107	$—
	Paid Time-Off (2):	$37,477	$37,477	$37,477	$37,477	$37,477	$37,477	$—
	Total Value:	$1,373,584	$1,495,424	$1,495,424	$2,141,427	$1,527,919	$2,141,427	$0

John Lamson,	Stock Options (1):	$0	$15,540	$15,540	$31,080	$31,080	$31,080	$15,540
Chief Financial Officer and Executive Vice President	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$615,220	$111,617	$615,220	$0
	Pension Plan (2):	$72,941	$72,941	$90,808	$45,853	$72,941	$72,941	$90,808
	Supplemental Benefit Plan (2):	$—	$—	$—	$—	$—	$—	$—
	Deferred Compensation Plan (2):	$296,196	$296,196	$296,196	$416,196	$296,196	$296,196	$296,196
	Paid Time-Off (2):	$39,038	$39,038	$39,038	$39,038	$39,038	$39,038	$39,038
	Total Value:	$408,175	$423,715	$441,582	$1,147,387	$550,872	$1,054,475	$441,582

Evan Barnett,	Stock Options (1):	$0	$0	$0	$0	$0	$0	$0
President of Multifamily Services Segment	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$440,293	$42,015	$440,293	$0
	Pension Plan (2):	$84,126	$84,126	$90,718	$45,921	$84,126	$84,126	$90,718
	Supplemental Benefit Plan (2):	$—	$—	$—	$—	$—	$—	$—
	Deferred Compensation Plan (2):	$—	$—	$—	$—	$—	$—	$—
	Paid Time-Off (2):	$35,538	$35,538	$35,538	$35,538	$35,538	$35,538	$35,538
	Total Value:	$119,664	$119,664	$126,256	$521,752	$161,679	$559,957	$126,256

Name	Benefit	Termination with Cause or for Good Reason	Termination without Cause or Good Reason	Voluntary Termination	Death	Disability	Change in Control	Retirement
Bart Valdez,	Stock Options (1):	$0	$0	$0	$0	$0	$0	$—
President of Employer Services Segment	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$257,970	$38,375	$257,970	$—
	Pension Plan (2):	$9,103	$9,103	$9,103	$5,985	$9,103	$9,103	$—
	Supplemental Benefit Plan (2):	$—	$—	$—	$—	$—	$—	$—
	Deferred Compensation Plan (2):	$—	$—	$—	$—	$—	$—	$—
	Paid Time-Off (2):	$32,970	$32,970	$32,970	$32,970	$32,970	$32,970	$—
	Total Value:	$42,073	$42,073	$42,073	$296,925	$80,448	$300,043	$0

John Long	Stock Options (1):	$0	$0	$0	$0	$0	$0	$—
Former Chief Executive Officer	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$691,180	$0	$691,180	$—
	Pension Plan (2):	$—	$—	$172,178	$—	$—	$—	$—
	Supplemental Benefit Plan (2):	$0	$0	$0	$0	$0	$0	$—
	Deferred Compensation Plan (2):	$0	$0	$0	$0	$0	$0	$—
	Paid Time-Off (2):	$0	$0	$0	$0	$0	$0	$—
	Total Value:	$0	$0	$172,178	$691,180	$0	$691,180	$0

(1)	Based on the December 31, 2007 closing stock price of $16.47 for First Advantage stock options, restricted stock and restricted stock unit awards, and the December 31, 2007 closing stock price of $34.12 for The First American Corporations’ stock option awards.
(2)	Based on plan valuations and accrued obligations as of December 31, 2007.

Additional Information Relating to Potential Payments Upon Employment Termination or Change in Control

Change in Control Arrangements

In 2007, none of our executive officers had change in control agreements. However, the First Advantage Corporation 2003 Incentive Compensation Plan calls for accelerated vesting of all awards in the event of a change in control of The First American Corporation or us. In addition, Mr. Nallathambi participates in the First American Corporation’s supplemental benefit plan, which calls for accelerated vesting of all benefits in the event of a change in control of The First American Corporation.

A “change in control” for purposes of The First American Corporation’s supplemental benefit plan means any one of the following:

•	a merger or consolidation in which stockholders of The First American Corporation end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of The First American Corporation’s assets or the complete liquidation or dissolution of The First American Corporation;

•	a change in the composition of The First American Corporation’s board over a two-year period without the consent of a majority of the directors in office at the beginning of the two-year period; or

•	the acquisition or accumulation by certain persons of at least 25% of The First American Corporation’s voting securities.

A “change in control” for purposes of the First Advantage Corporation 2003 Incentive Compensation Plan means any one of the following:

•

an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of the voting power in The First American Corporation (other than directly from The First American Corporation);

•	an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of our voting power (other than directly from us);

•

a merger, consolidation or similar transaction involving The First American Corporation, unless (a) stockholders of The First American Corporation end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of the board of The First American Corporation prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) The First American Corporation and its affiliates own collectively 50% or more of the voting power of the surviving entity;

•

a merger, consolidation or similar transaction involving us, unless (a) our stockholders end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of our board of directors prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) we and our affiliates own collectively 50% or more of the voting power of the surviving entity;

•	the composition of The First American Corporation’s board is changed without the consent of a majority of the directors in office;

•	the composition of our board is changed without the consent of a majority of the directors in office;

•	any approval of any plan or proposal for the liquidation or dissolution of The First American Corporation or us;

•

any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of The First American Corporation to any person (other than a transfer to a company that we own or that is owned by The First American Corporation or the distribution to The First American Corporation’s stockholders of the stock or any other assets of a company that we own or that is owned by The First American Corporation); or

•

any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of our assets or business to any person (other than a transfer to a company that we own or that is owned by The First American Corporation, the distribution to our stockholders of the stock or any other assets of a company that we own or is owned by The First American Corporation, or a transfer or distribution to The First American Corporation or its affiliates).

Director Compensation

The following table provides information concerning the compensation of our directors for the period January 1, 2007 through December 31, 2007. Pursuant to Item 402(k)(2)(i) of Regulation S-K, directors who are also named executive officers have been omitted from this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Parker Kennedy(4)	—	$14,432	$19,285	$33,717
J. David Chatham	$61,500	$14,432	$18,409	$94,341
Barry Connelly	$63,000	$14,432	$18,409	$95,841
Jill Kanin-Lovers	$60,500	$14,432	$11,316	$86,248
Frank V. McMahon(4)	—	$14,432	$20,520	$34,952
Donald Nickelson	$61,500	$14,432	$18,409	$94,341
Donald Robert	$53,000	$14,432	$18,409	$85,841
D. Van Skilling	$61,500	$14,432	$23,290	$99,222
David Walker	$77,000	$14,432	$18,409	$109,841
Lawrence Lenihan, Jr. (Pequot Capital)(3)	$6,500	__	$18,409	$24,909

(1)	The dollar amounts recorded in the table for the restricted stock awards have been computed in accordance with SFAS No. 123R. Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the director is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost these awards reported in the table, see Note 2. “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2007. The grant date fair value of each director’s 2007 restricted stock grant was: $65,000 for each of the directors. The restricted shares vest ratably over a three year-period.

As of December 31, 2007, Ms Kanin-Lovers and Messrs. Kennedy, Chatham, Connelly, McMahon, Nickelson, Robert, Van Skilling, Walker and Lenihan each held 2,838 shares of restricted stock.
(2)	The values set forth in this column relate to option awards that were granted in 2003, 2004, 2005 and 2006. The dollar amounts recorded in the table for the option awards have been computed in accordance with SFAS No. 123R. Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the director is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost these awards reported in the table, see Note 2. “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2007.

Ms Kanin-Lovers and Messrs. Kennedy, Chatham, Connelly, McMahon, Nickelson, Robert, Van Skilling, Walker and Lenihan held vested options to purchase 1,670, 10,002, 10,002, 10,002, 2,505, 10,002, 10,002, 4,170, 10,002, and 15,831 shares, respectively, as of December 31, 2007. There were no option grants to non-employee directors made in 2007.
(3)	Mr. Lenihan chose not to stand for reelection at the 2007 annual meeting and stepped down from the board effective at that meeting on April 26, 2007. Pursuant to the stockholders agreement among The First American Corporation, Pequot Private Equity Fund II, L.P. and us, The First American Corporation and each of its affiliates has agreed to vote its shares for one nominee designated by Pequot. Mr. Lenihan was Pequot’s designated director in 2006. Pequot has not chosen a designee to replace Mr. Lenihan.
(4)	Messrs. Kennedy and McMahon have entered into agreements with First American requiring them to exercise these option awards and restricted stock awards at the direction of First American and to remit any after-tax benefits they receive as a result.

For 2007, non-employee directors received a yearly fee of $30,000. “Non-employee director” means a member of the board who is not also an employee or consultant of the company, a subsidiary or an affiliate. In addition, non-employee directors received the following additional compensation: (i) a chair retainer fee of $10,000 per year for the audit committee chair; (ii) a chair retainer fee of $4,000 per year for the compensation committee chair; (iii) a chair retainer fee of $2,500 per year for the nominating and corporate governance committee chair; (iv) a member retainer fee of $10,000 per year for each member of the audit committee; (v) a member retainer fee of $4,000 per year for each member of the compensation committee; (vi) a member meeting fee of $1,500 for each meeting of the board; and (vii) a member meeting fee of $1,000 for each meeting attended by members of the audit committee, compensation committee and nominating and corporate governance committee. Non-employee directors also receive an option to acquire 5,000 shares of our Class A common stock upon election to the board. Non-employee directors who have served for six months or more also receive restricted shares of our Class A common stock valued at $65,000 upon reelection. In all cases, the exercise price of options is the fair market value of our Class A common stock on the date of grant. Finally, First Advantage reimburses the directors for travel expenses incurred in connection with their duties as directors of First Advantage.

In addition, the company’s by-laws provide each director with certain indemnification rights and we have entered into an indemnity agreement with each member of the board of directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 18 through 24 of this proxy statement with management.

Based on this review and discussion, the compensation committee recommends to the board of directors that the Compensation Discussion and Analysis be included in First Advantage’s Annual Report on Form 10-K for the year ended December 31, 2007 and in this proxy statement each to be filed with the Securities and Exchange Commission.

By the Compensation Committee of the Board of

Directors:

Jill Kanin-Lovers, Chairman

Donald Nickelson, Director

Donald Robert, Director

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own ten percent or more of our outstanding Class A and Class B common stock, to file an initial report of beneficial ownership of company stock and reports of changes in beneficial ownership thereafter with the Securities and Exchange Commission. Section 16(a) requires these insiders to deliver copies of all reports filed under Section 16(a) to us. Based solely on a review of these copies available to us, we believe that directors, officers and ten percent stockholders have complied with all applicable Section 16(a) filing requirements for 2007, except that Messrs. Kennedy and McMahon each inadvertently filed a single Form 4 reporting one transaction late due to a policy change at The First American Corporation regarding stock ownership requirements for its executives.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP has been selected by the audit committee of our board as the independent registered certified public accounting firm to audit the books and accounts of our company and its subsidiaries for the fiscal year ending December 31, 2007. This firm has served as independent public accountants for our company since 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make any desired statement and to answer any appropriate questions by stockholders.

The following table sets forth fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for 2007 and 2006:

	2007	2006[1]
Audit Fees	$1,629,800	$1,784,265
Audit-Related Fees	$119,048	$96,000
Tax Fees	$90,078	$78,613
All Other Fees	$1,800	$1,500

Total	$1,840,726	$1,960,378

[1]

In the 2006 proxy statement, the Company reported $1,713,978 in fees billed by PricewaterhouseCoopers LLP for 2006. Subsequent billings after the filing of the proxy statement are reflected in the table above and include all fees for 2006.

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our consolidated financial statements for fiscal years 2007 and 2006, respectively, for the reviews of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed during the period for fiscal years 2007 and 2006, respectively, for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for due diligence accounting consultation with respect to our registration statements, the audit of our 401(k) plans and agreed-upon procedure reports.

Tax Fees. This category includes the aggregate fees billed for fiscal years 2007 and 2006, respectively, for professional services rendered by PricewaterhouseCoopers LLP for tax advice and tax planning, including the preparation of certain state tax returns.

All Other Fees. This category includes the aggregate fees billed during the period for fiscal years 2007 and 2006, respectively, for products and services provided by PricewaterhouseCoopers LLP that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” In 2007 and 2006, these fees related to the renewal of a subscription to a library of accounting literature.

The audit committee has considered the compatibility of the non-audit services performed by and fees paid to PricewaterhouseCoopers LLP in fiscal year 2007 and has determined that such services and fees were compatible with the independence of the accountants. During fiscal year 2007, PricewaterhouseCoopers LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-audit Services. The audit committee has adopted an approval policy regarding the approval of audit and non-audit services provided by the independent public accountants, which approval policy describes the procedures and the conditions pursuant to which the audit committee may grant general pre-approval for services proposed to be performed by our independent public accountants. All services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the audit committee. Our audit committee has delegated to the chairman of the audit committee the authority to grant pre-approvals of non-audit services provided by PricewaterhouseCoopers LLP. The decisions of the chairman of the audit committee to pre-approve such a service are required to be reported to the audit committee at its next regularly scheduled meeting.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountants. The audit committee will also consider whether the independent public accountants are best positioned to provide the most effective and efficient service to our company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In the performance of its oversight function, the audit committee has met and held discussions with management of First Advantage, who represented to the audit committee that our company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with both management and our company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP. The audit committee also discussed with our company’s independent registered certified public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

Our company’s independent registered certified public accountants also provided to the audit committee the written disclosures and the letter required by the current version of Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed their independence with the independent registered certified public accountants. In this connection, the audit committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2007 by PricewaterhouseCoopers LLP to First Advantage is compatible with maintaining the independent registered certified public accounting firm’s independence.

Based upon the reports and discussions described in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in First Advantage’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:

David Walker, Chairman

J. David Chatham, Director

Barry Connelly, Director

D. Van Skilling, Director

GENERAL INFORMATION

Stockholder Proposals

In order for a proposal by a stockholder to be included in the proxy statement and proxy for the 2009 annual meeting, we must receive such proposal at our principal executive office, to the attention of Bret Jardine, Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716 no later than December 31, 2008 (which is not more than 120 days prior to the anniversary of the mailing date of this proxy statement), assuming that the date of the annual meeting to be held in 2009 is not changed by more than 30 days from the date of this annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. Our determination of whether we will oppose inclusion of any proposal in its proxy statement and proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after December 31, 2008 will not be considered for inclusion in our proxy materials for the 2009 annual meeting.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, any stockholder who intends to present a proposal at the 2009 annual meeting without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention secretary, not later than February 10, 2009 (which is 45 days prior to the anniversary of the mailing date of this proxy statement) of the intention to present the proposal. Otherwise, we may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred by proxies to be solicited by our board and delivered in connection with the meeting.

As of the date of this proxy statement, the board is not aware of any matters to come before the annual meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the annual meeting, the proxy card, if executed and returned, gives discretionary voting authority to the persons named as proxy holders, Anand Nallathambi and Julie Waters, our chief executive officer and general counsel, respectively, with respect to such matters.

Annual Report

All stockholders of record as of the Record Date have been sent, or are concurrently herewith being sent, a copy of our annual report for the fiscal year ended December 31, 2007. Such report contains our certified consolidated financial statements and the certified consolidated financial statements of our subsidiaries for the fiscal year ended December 31, 2007.

No Incorporation by Reference

The report of the compensation committee of the board of directors on executive compensation and the audit committee report above are not deemed to be “filed” with the Securities and Exchange Commission, and shall not be incorporated by reference into any of our prior or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference.

Additional Information

Under the Delaware General Corporation Law, you will not have any appraisal rights in connection with the actions to be taken at the annual meeting.

Beginning on April 19, 2008 a list of holders of record of our Class A and Class B common stock as of the Record Date will be available at our principal executive office during ordinary business hours for examination by any stockholder holding any class of our common stock on the Record Date for any purpose germane to the annual meeting.

Our company will pay the cost of preparing, assembling and mailing the attached letter from our president, notice of annual meeting, this proxy statement, the enclosed proxy card, and the solicitation of proxies. Our directors, officers and other regular employees may solicit proxies. None of them will receive any additional compensation for such solicitation. People soliciting proxies may contact you in person, by telephone, via e-mail or by facsimile. We will pay brokers or other persons holding stock in their names or the names of their nominees for their reasonable and customary expenses of forwarding soliciting material to their principals.

We will, upon the written request of any person who is a beneficial owner of our Class A or Class B common stock on the Record Date, furnish without charge a copy of our annual report on Form 10-K for the year ended December 31, 2007, together with the accompanying financial statements. We will also furnish a copy of the exhibits to the annual report, if requested. Such requests should contain a representation that the person requesting this material was a beneficial owner of the our Class A common stock or Class B common stock on the Record Date and be sent to the secretary of our company at the address indicated on the first page of this proxy statement.

By Order of the Board of Directors

Julie Waters

Vice President,

General Counsel

St. Petersburg, Florida

March 25, 2008

FIRST ADVANTAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Tuesday, April 29, 2008, 9:00 a.m.

in the

EAGLE AUDITORIUM

at

FIRST ADVANTAGE CORPORATION

12395 FIRST AMERICAN WAY

POWAY, CALIFORNIA 92064

First Advantage Corporation 12395 First American Way Poway, CA 92064	proxy

This proxy is solicited by the Board of Directors of First Advantage Corporation for use at the Annual Meeting on April 29, 2008.

The shares of First Advantage Class A or Class B common stock you hold on record as of will be voted as you specify on the reverse side.

By signing and dating this proxy, you revoke all prior proxies and appoint Anand Nallathambi and Julie Waters, and each of them, with full power of substitution, to vote your shares as directed on the matters shown on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the nominees for director listed herein, and at the discretion of the proxy holders on other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR all nominees listed below.

1. Election of directors:	01	Parker Kennedy	06	Donald Nickelson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
	02	Anand Nallathambi	07	Donald Robert
	03	J. David Chatham	08	Jill Kanin-Lovers
	04	Barry Connelly	09	D. Van Skilling
	05	Frank McMahon	10	David Walker

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE LISTED HEREIN.

Address Change? Mark Box ☐ Indicate changes below:	Dated:

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Partnerships and limited liability companies should sign in partnership or applicable entity name by an authorized person.